Exhibit 10.58

EXECUTION VERSION

SALE - PURCHASE AGREEMENT

by and among

333W34 SLG Owner LLC

as Seller,

and

ARC NY333W3401, LLC

as Purchaser

Premises:

333 West 34th Street

New York, New York

As of June 28, 2013

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EXHIBITS

A	Description of the Units and the Land
1(A)	Existing Brokerage Agreements
1(B)	Form of Deeds
1(C)	Description of Leases
1(D)	Surviving Contracts
4(A)	Title Objections
8(A)(ii)	Form of Bill of Sale
8(A)(iii)	Form of Assignment and Assumption of Leases
8(A)(vii)	Form of Tenant Notice Letter
8(A)(xvi)	Form of Title Affidavit
8(A)(xx)	Form of Assignment and Assumption of Surviving Contracts
9(D)(ii)(a)	Affidavit of Offeree
9(D)(ii)(b)	Affidavit of Offeror
10	Form of Tenant Estoppel Certificate
16(A)(iii)	Rent Arrearages
16(A)(iv)	Tenant Deposits
16(A)(v)	Union Employees and Union Agreements
16(A)(vi)	Service Contracts
16(A)(xii)	Pending Litigation
16(A)(xiv)	Open Tax Certiorari Proceedings
16(A)(xviii)	Leasing Costs

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SALE-PURCHASE AGREEMENT (this “Agreement”), made as of the 28th day of June, 2013, by and among 333W34 SLG Owner LLC, a Delaware limited liability company having an address c/o SL Green Realty Corp., 420 Lexington Avenue, New York, New York 10170 (“Seller”), and ARC NY333W3401, LLC, a Delaware limited liability company, having an address c/o American Realty Capital, 405 Park Avenue, 15th floor, New York, New York 10022 (“Purchaser”).

RECITALS:

WHEREAS, Seller owns that certain real property situated in the Borough of Manhattan, City of New York, County of New York and State of New York more particularly described on Exhibit A annexed hereto and made a part hereof (the “Land”), the building located thereon commonly identified as 333 West 34th Street, New York, New York (the “Building”) and each of the condominium units designated as Unit A, Unit B and Unit C, each as more particularly described on Exhibit A annexed hereto and made a part hereof (individually, a “Unit” and collectively, the “Units”) of the condominium known as the 333 West 34th Street Condominium (the “Condominium”) located at 333 West 34th Street, New York, New York; and

WHEREAS, Seller desires to sell the Premises (hereinafter defined) to Purchaser, and Purchaser desires to purchase the Premises from Seller, subject to and upon all the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser hereby agree as follows:

1.	Certain Definitions.

A.	For purposes of this Agreement, in addition to the terms defined in the Recitals and elsewhere in the body of this Agreement, the following terms shall have the meanings indicated below:

“Brokerage Agreements” shall mean the agreements between Seller and any leasing brokers which are set forth on Exhibit 1(A).

“By-Laws” shall mean the by-laws of the Condominium in the form recorded with the Declaration in the Register’s Office, and any amendments thereto.

“Closing” shall mean the consummation of the sale by Seller and the acquisition by Purchaser of fee title to the Premises, including the consummation of each of the actions enumerated in Article 9 of this Agreement or the waiver of such action by the party in whose favor such action is intended.

“Closing Date” shall mean the date established for the Closing under this Agreement as set forth in Article 5 of this Agreement.

“Condominium Board” shall mean the Board of Managers of the Condominium.

“Condominium Documents” shall mean the Declaration, the By-Laws (including the Rules and Regulations) and the Floor Plans.

“Declaration” shall mean the Declaration of the 333 West 34th Street Condominium, dated February 17, 2010, submitting the Property to the provisions of Article 9-B of the New York State Real Property Law and recorded on February 24, 2010 in the Register’s Office in CRFN 2010000064661, as amended by that certain First Amendment, dated as of March 1, 2011, and recorded in the Register’s Office on June 6, 2013 in CRFN 2013000225798.

“Deeds” shall mean the deed(s) for the Property, substantially in the form annexed hereto as Exhibit 1(B).

“Escrow Agent” shall mean Fidelity National Title Insurance Company, having an office at 485 Lexington Avenue, 18th Floor, New York, New York 10017, Attention Nick De Martini.

“Fixtures” shall mean all equipment, fixtures and appliances of whatever nature which are (i) affixed to the Property and (ii) owned by Seller.

“Floor Plans” shall mean the floor plans of the Units filed with the Register’s Office in accordance with the requirements of the Condominium Act, as amended.

“Hazardous Materials” shall mean any solid wastes, toxic or hazardous substances, wastes or contaminants, polychlorinated biphenyls, paint or other materials containing lead, urea formaldehyde foam insulation, radon, asbestos, and asbestos containing material, petroleum product and any fraction thereof as any of these terms is defined in or for the purposes of any Relevant Environmental Laws (as hereinafter defined), and any Pathogen (as hereinafter defined).

“Leases” (each individually, a “Lease”) shall mean the leases, tenancies, concessions, licenses and occupancies affecting the Premises to which Seller is a party (specifically excluding any subleases or other tenancies or occupancies to which Seller is not a party), as the same may be amended, modified or extended from time to time in accordance with the terms of this Agreement, and any New Leases (hereinafter defined) entered into between the date hereof and the Closing Date in accordance with the terms of this Agreement.

“Pathogen” shall mean any pathogen, toxin or other biological agent or condition, including but not limited to, any fungus, mold, mycotoxin or microbial volatile organic compound.

“Personal Property” shall mean the aggregate of the following, if any:

i.	Seller’s right, title and interest, if any, in and to all licenses, permits, warranties, guaranties, indemnities, and bonds, which (a) relate exclusively to the Property or to any other Personal Property to which Seller has sole title and (b) are assignable by Seller to Purchaser; and

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ii.	All equipment, appliances, tools, machinery, supplies, building materials and other similar personal property which are (a) owned by Seller as of the date of this Agreement and (b) located in the Property and used in the day-to-day operation or maintenance of the Property, but expressly excluding the Fixtures and any and all personal property owned by any property manager, tenants in possession, public or private utilities licensees or contractors. Notwithstanding the foregoing, “Personal Property” expressly excludes, and Seller shall not be required to convey, and Purchaser shall not be entitled to receive, any items containing the logo of Seller or any of Seller’s affiliates, or any computer programs, software and documentation thereof, electronic data processing systems, program specifications, source codes, logs, input data and report layouts and forms, record file layouts, diagrams, functional specifications and variable descriptions, flow charts and other related materials.

“Premises” shall mean the Property, the Fixtures, and the Personal Property.

“Property” shall mean the Land and the Building, including each of the Units.

“Recognition Agreement” means, with respect to any sublease, license or other occupancy agreement under any Lease, an agreement to the effect that if the applicable Lease terminates during the term of such sublease, license or other occupancy agreement for any reason other than by reason of the occurrence of a fire or other casualty, or a condemnation, or the Tenant’s exercising the Tenant’s right to terminate the applicable Lease in accordance with the express terms of the applicable Lease, then (i) Seller will not evict such subtenant, licensee or other occupant, disturb such subtenant’s, licensee’s or other occupant’s possession or terminate or disturb such subtenant’s, licensee’s or other occupant’s occupancy of the space that such sublease, license or other occupancy agreement demises, and will recognize such subtenant, licenses or other occupant as the direct tenant of Seller, subject to and in accordance with the terms and conditions of such agreement, and (ii) such subtenant, licensee, or other occupant will recognize Seller as such subtenant’s direct landlord, subject to and in accordance with the terms and conditions of such agreement.

“Register’s Office” shall mean the New York City Office of the Register, New York County.

“Relevant Environmental Laws” shall mean any and all laws, rules, regulations, orders and directives, whether federal, state or local, applicable to the Premises or any part thereof with respect to the environmental condition of the Premises, and any activities conducted on or at the Premises, including by way of example and not limitation: (i) Hazardous Materials; (ii) air emissions, water discharges, noise emissions and any other environmental, health or safety matter; (iii) the existence of any underground storage tanks that contained or contain Hazardous Materials; and (vi) the existence of PCB contained electrical equipment.

“Service Contracts” shall mean any management, service or maintenance contracts or other agreements of similar nature, excluding Union Agreements (hereinafter defined).

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“Surviving Contracts” shall mean any Service Contracts entered into after the date hereof which remain in effect after the Closing, to the extent permitted under this Agreement, and those Service Contracts listed on Exhibit 1(D) attached hereto.

“Tenants” (each individually, a “Tenant”) shall mean the tenants, licensees or other occupants occupying space in the Building pursuant to and as a party to the Leases.

“Title Insurer” shall mean, collectively, Chicago Title Insurance Company, 711 Third Avenue, 5th Floor, New York, New York 10017, Attn: Elliot L. Hurwitz, as to a not less than one-quarter (1/4) share as co-insurer, and American Title Services, LLC as agent for Fidelity National Title Insurance Company, 405 Park Avenue, 15th Floor, New York, New York 10022, Attn: Kirsten Winand, as to the balance.

B.	Certain References.

i.	The use of the masculine gender in this Agreement shall be deemed to refer to the feminine gender and the use of the singular shall be deemed to refer to the plural and vice versa whenever the context so requires.

ii.	The terms “herein,” “hereof” or “hereunder,” or similar terms used in this Agreement, refer to this entire Agreement and not to the particular provision in which the terms are used, unless the context otherwise requires.

iii.	Whenever in this Agreement the term “including” is used, it shall be deemed to mean “including without limitation,” unless expressly provided otherwise.

iv.	Whenever in this Agreement the term “not be unreasonably withheld” or similar terms are used, it shall be deemed to mean “not unreasonably withheld, conditioned or delayed,” whether or not so stated.

2.            Sale and Purchase. In consideration of, and upon and subject to, the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, Seller agrees to sell and convey all of Seller’s right, title and interest in and to the Premises, the Leases and the Surviving Contracts to Purchaser, and Purchaser agrees to purchase the Premises, the Leases and the Surviving Contracts from Seller. Seller and Purchaser agree that the Personal Property included in this sale, if any, is negligible and that no portion of the Purchase Price (as hereinafter defined) is attributable to the Personal Property included in this sale.

3.            Purchase Price. The purchase price for the Premises (the “Purchase Price”) is Two Hundred Twenty Million, Two Hundred Fifty Thousand and No/100 Dollars ($220,250,000.00), payable as follows: (i) Twenty Million and No/100 Dollars ($20,000,000.00) (the “Deposit”) on the date hereof to Escrow Agent, by wire transfer of immediately available federal funds to an account designated by Escrow Agent, to be held by Escrow Agent pursuant to and in accordance with the provisions of Article 19 of this Agreement; and (ii) subject to the apportionments and other credits provided for in this Agreement, the balance of the Purchase Price on the Closing Date by wire transfer of immediately available federal funds to an account or accounts designated by Seller. Seller and Purchaser agree that any interest earned on the Deposit shall be credited to the Purchase Price upon the Closing.

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4.           Condition of Title. The Premises shall be sold, and title thereto conveyed, subject only to the provisions of Article 13 and to the following matters (collectively, the “Permitted Exceptions”):

A.	the matters set forth in Schedule B of that certain Certificate and Report of Title issued by Chicago Title Insurance Company on June 3, 2013 under Title No. 3113-00305 (the “Commitment”) other than those items listed on Exhibit 4(A);

B.	the Condominium Documents;

C.	the Leases;

D.	all Violations (as hereinafter defined);

E.	all present and future zoning, building, environmental and other laws, ordinances, codes, restrictions and regulations of all governmental authorities having jurisdiction with respect to the Property, including, without limitation, landmark designations and all zoning variances and special exceptions, if any;

F.	liens, encumbrances, violations and defects (including, without limitation, any mechanics’ and/or materialmen’s lien or any judgment arising as a result thereof), removal of which is an obligation of a Tenant;

G.	All presently existing and future liens for unpaid real estate taxes and water and sewer charges not due and payable as of the date of the Closing, subject to adjustment as hereinbelow provided;

H.	All covenants, restrictions and rights and all easements and agreements for the erection and/or maintenance of water, gas, steam, electric, telephone, sewer or other utility pipelines, poles, wires, conduits or other like facilities, and appurtenances thereto, over, across and under the Property which are either (a) presently existing or (b) granted to a public utility or adjoining owner in the ordinary course, provided that the same shall not prevent the use of the Property for its current use;

I.	State of facts shown on or by survey prepared by Charles J. Dearine, dated June 29, 1954 and June 14, 1956, visually inspected and redrawn by Harwood and Harwood and Harwood P.C., dated October 14, 1983, last updated by visual examination by Harwood Surveying P.C. on April 5, 2007 and certified to Lawyers Title Insurance Company (Title Number M20326), and any additional facts which would be shown on an accurate update thereto (collectively, “Facts”), provided that, solely with respect to such additional Facts, the same shall not prevent the use of the Property for its current use;

J.	The Surviving Contracts;

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K.	Consents by any former owner of the Land for the erection of any structure or structures on, under or above any street or streets on which the Land may abut;

L.	Possible encroachments and/or projections of stoop areas, roof cornices, window trims, vent pipes, cellar doors, steps, columns and column bases, flue pipes, signs, piers, lintels, window sills, fire escapes, satellite dishes, protective netting, sidewalk sheds, ledges, fences, coping walls (including retaining walls and yard walls), air conditioners and the like, if any, on, under or above any street or highway, the Building, or any adjoining property, provided that the same shall not prevent the use of the Premises for its current use;

M.	Variations between tax lot lines and lines of record title;

N.	Standard exclusions from coverage contained in the ALTA form of owner’s title insurance policy;

O.	Any financing statements, chattel mortgages, encumbrances or mechanics’ or other liens entered into by Seller, or arising from, any financing statements filed on a day more than five (5) years prior to the Closing and not naming Seller as the debtor thereunder, and any financing statements, chattel mortgages, encumbrances or mechanics’ or other liens filed against property no longer contained in the Premises, provided that in either case the Title Insurer shall omit such matters as exceptions from the title insurance policy to be issued to Purchaser at Closing;

P.	Any lien or encumbrance arising out of the acts or omissions of Purchaser;

Q.	Any other matter which the Title Insurer may raise as an exception to title, provided the Title Insurer will shall omit such matter as an exception from the title insurance policy to be issued to Purchaser at Closing and no prohibition of present use or maintenance of the Premises will result therefrom, as may be applicable;

R.	Any encumbrance that will be extinguished upon conveyance of the Premises to Purchaser, provided that the Title Insurer shall omit such encumbrance as an exception from the title insurance policy to be issued to Purchaser at Closing; and

S.	any other matter which, pursuant to the terms of this Agreement, is a permitted condition of the transaction contemplated by this Agreement or has been accepted or deemed accepted by Purchaser.

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5.            Closing. The “Closing” shall mean the consummation of each of the actions set forth in Article 8 of this Agreement, or the waiver of such action by the party in whose favor such action is intended, and the satisfaction of each condition precedent to the Closing set forth in Article 9 and elsewhere in this Agreement, or the waiver of such condition precedent by the party intended to be benefited thereby. The Closing shall take place commencing at 10:00 a.m. on the date that is thirty (30) days after the date of this Agreement (as the same may be adjourned by Seller or Purchaser pursuant to the terms of this Agreement, the “Scheduled Closing Date”, and the date upon which the Closing occurs, the “Closing Date”). Purchaser shall be entitled to one (1) adjournment of the Scheduled Closing Date, which adjournment shall be made upon not less than one (1) business day prior written notice to Seller; provided, however, that Purchaser shall be obligated to close title to the Premises, in accordance with the terms and conditions of this Agreement, on or before the date that is sixty (60) days after the date of this Agreement (the “Outside Closing Date”). TIME SHALL BE OF THE ESSENCE as to Purchaser’s obligations hereunder to consummate the Closing on the Outside Closing Date. In addition, Purchaser shall have the right to accelerate the Scheduled Closing Date or the Outside Closing Date, as applicable, upon five (5) business days prior written notice to Seller; provided that all conditions precedent to both Purchaser’s and Seller’s respective obligations to close under this Agreement shall have been satisfied (or waived in writing) (but such acceleration of the Closing Date by Purchaser shall not accelerate any obligation or condition of Seller which Seller would have otherwise been required to satisfy hereunder prior to Closing, and Seller’s failure to close on such accelerated Closing Date shall not constitute a default by Seller under this Agreement). The Closing shall take place at (i) the offices of Paul, Weiss, Rifkind, Wharton & Garrison, LLP, 1285 Avenue of the Americas, New York, New York, (ii) at Purchaser’s option, at the offices of (x) the lending institution providing Purchaser’s financing for Purchaser’s purchase of the Property, or (y) such lending institution’s attorneys, provided that in either case such offices are located in the Borough of Manhattan, New York City, or (iii) at such other place which the parties shall mutually agree.

6.            Violations. The Premises are sold, and Purchaser shall accept same, subject to any and all violations of law, rules, regulations, ordinances, orders or requirements noted in or issued by any federal, state, county, municipal or other department or governmental agency having jurisdiction against or affecting the Premises or the Property whenever noted or issued, including, without limitation, sidewalk notices or violations (collectively, “Violations”) and any conditions which could give rise to any Violations. Seller shall have no obligation to cure or remove any Violations, except that Seller shall be responsible for any penalties, fees, or fines (or interest thereon) imposed on or before the Closing in connection with any Violations.

7.            Apportionments.

A.	The following shall be apportioned between Seller and Purchaser at the Closing with respect to the Premises as of 11:59 p.m. of the day immediately preceding the Closing Date, and the net amount thereof either shall be paid by Purchaser to Seller or credited to Purchaser, as the case may be, at the Closing:

i.	Common Charges, including any special assessments then in effect, if any, for the month in which the Closing occurs and any other outstanding Common Charges or assessments;

ii.	Real property taxes and assessments (or installments thereof), payments required to be made to any business improvement district (“BID taxes”) and vault charges, except those required by Leases to be paid by a Tenant directly to the entity imposing same;

iii.	Water rates and charges, except those required by Leases to be paid by a Tenant directly to the entity imposing same;

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iv.	Sewer taxes and rents, except those required by Leases to be paid by a Tenant directly to the entity imposing same;

v.	Rents (as hereinafter defined), if, as and when collected, in accordance with Section 7(F) hereof;

vi.	Leasing Costs (hereinafter defined), in accordance with Section 20(B) hereof;

vii.	Payments due under any Surviving Contracts;

viii.	wages, sick days, vacation days and employee benefit fund contributions (other than and not including pension withdrawal liability, which is addressed in Article 11 hereof); and

ix.	All other items customarily apportioned in connection with the sale of similar properties similarly located.

B.	Apportionment of real property taxes, BID taxes, water rates and charges, sewer taxes and rents and vault charges shall be made on the basis of the fiscal year for which assessed. If the Closing Date shall occur before the real property tax rate, BID taxes, water rates or charges, sewer taxes or rents or vault charges are fixed, apportionment for any item not yet fixed shall be made on the basis of the real property tax rate, BID taxes, water rates and charges, sewer taxes and rents or vault charges, as applicable, for the preceding year applied to the latest assessed valuation. After the real property taxes, BID taxes, water rates and charges, sewer taxes and rents and vault charges are finally fixed, Seller and Purchaser shall make a recalculation of the apportionment of same after the Closing, and Seller or Purchaser, as the case may be, shall make an appropriate payment to the other based upon such recalculation.

C.	The amount of any of the unpaid taxes, assessments, water rates or charges, sewer rents and vault charges which Seller is obligated to pay and discharge, with interest and penalties thereon (if any) to the Closing Date may, at Seller’s option, be allowed to Purchaser out of the balance of the Purchase Price, provided that official bills therefor with interest and penalties thereon (if any) are furnished by Seller at the Closing and provided that the Title Insurer will omit same as exceptions from Purchaser’s title insurance policy, at no additional cost or expense to Purchaser.

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D.	If any refund of real property taxes, BID taxes, water rates or charges, sewer taxes or rents or vault charges is made after the Closing Date covering a period prior to and/or after the Closing Date, the same shall be applied first to the reasonable out-of-pocket costs incurred by Seller or Purchaser, as the case may be, in obtaining same and the balance, if any, of such refund, to the extent received by Purchaser, shall be paid to Seller to the extent that any portion thereof is attributable to the period prior to the Closing Date and, to the extent received by Seller, shall be paid to Purchaser to the extent that any portion thereof is attributable to the period commencing on the Closing Date. Any payment to Seller pursuant to the immediately preceding sentence shall be net of any amount payable to a Tenant in accordance with its Lease (and any payment to Purchaser by Seller pursuant to the immediately preceding sentence shall include any amount payable to a Tenant in accordance with its Lease, and Purchaser shall pay any such amounts received by Purchaser from Seller to the extent owing to such Tenant). Purchaser hereby agrees to indemnify, defend and hold harmless Seller against any claims, losses, costs and expenses incurred by Seller to the extent resulting from Purchaser’s failure to remit such amount payable to such Tenant pursuant to its Lease promptly after receipt thereof from Seller by Purchaser (including, without limitation, any reasonable attorneys’ fees, disbursements and court costs). Purchaser’s indemnification obligations hereunder shall survive the Closing and delivery of the Deeds.

E.	If there are meters measuring water consumption or sewer usage at the Property (other than meters measuring water consumption or sewer usage for which a Tenant is obligated to pay under its Lease directly to the taxing authority or utility), Seller shall attempt to obtain readings to a date not more than thirty (30) days prior to the Closing Date. If such readings are not obtained (and if such readings are obtained, then with respect to any period between such reading and the Closing Date), water rates and charges and sewer taxes and rents, if any, shall be apportioned based upon the last meter readings, subject to reapportionment when readings for the relevant period are obtained after the Closing Date. If any of the Tenants pay electric charges based on a submeter for their electric consumption, then Seller shall cause any such submeter to be read as close as possible to the Closing Date and upon completion of such reading, Seller shall bill each such Tenant electric charges, based on such reading. At the Closing, Seller shall provide the Purchaser with documentation as to any such readings and billings for submetered electric charges.

F.	To the extent that Seller or Purchaser receives Rents after the Closing Date, the same shall be held in trust by Seller or Purchaser, as the case may be, and shall be applied in the order of priority set forth in this Section 7(F).

i.	The following terms shall be as defined herein: “Base Rents”: fixed rent, and other amounts of a fixed nature (which may include, without limitation, electric inclusion and supplemental water, HVAC and condenser water charges paid or payable by Tenants); “Overage Rents”: a percentage of the Tenant’s business during a specified annual or other period (sometimes referred to as “percentage rent”), so-called “escalation rent”, and additional rent based upon increases in or otherwise attributable to real estate and BID taxes, operating expenses, utility costs, a cost of living index or porter’s wages or otherwise, but which shall in no event include Reimbursable Payments (as hereinafter defined); “Reimbursable Payments”: overtime heat, air conditioning or other utilities or services; freight elevator; electric inclusion and adjustments related to electric usage (such as rate and/or fuel adjustments and survey); submetered electric; supplemental water, HVAC, and condenser water charges; services or repairs, and labor costs associated therewith, to the extent to which a Tenant is obligated to reimburse the landlord under its Lease or for which a Tenant has separately contracted with Seller or its agent; true-ups on account of escalation and/or additional rent for years prior to the year in which the Closing occurs; amounts payable for above standard cleaning; and all other items that are payable to Seller as reimbursement or payment for above standard or overtime services (but which amounts shall not be treated as Reimbursable Payments if already included in a Tenant’s Base Rents); and “Rents”: all amounts due and owing from Tenants, however characterized, including, without limitation, Base Rents, Overage Rents and Reimbursable Payments.

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ii.	Base Rents and Overage Rents shall be adjusted and prorated on an as, if and when collected basis. Base Rents and Overage Rents collected by Purchaser or Seller after the Closing from any Tenant who owes any such amounts for periods prior to the Closing shall be applied in the following order: (a) first, in payment of such amounts owed by such Tenant for the month in which the Closing occurs, (b) second, in payment of such amounts owed by such Tenant for periods after the month in which the Closing occurs, (c) third, in payment of such amounts owed by such Tenant (if any) for any periods prior to the month in which the Closing occurs, and (d) fourth, the balance, if any, to Purchaser. Each such amount, less any third party costs of collection (including reasonable attorneys’ fees and expenses) reasonably allocable thereto, shall be paid over as provided above, and the party who receives any such amount shall promptly pay over to the other party any portion thereof to which it is so entitled. Notwithstanding the foregoing provisions of this Section 7(F)(ii), if any Tenant remits payment after Closing of Overage Rents that such Tenant specifically designates as being on account of Overage Rents for a period prior to Closing, such amount will not be subject to this Section 7(F)(ii), but shall be paid to or retained by Seller; provided, however, that if such Tenant is in default in the payment of Rents for any period after Closing at the time such payment is made (it being understood that a Tenant shall not be deemed to be in default under such Tenant’s Lease of the payment of Overage Rent in the event that such Tenant is reviewing, in accordance with any rights set forth in such Tenant’s Lease, any calculation or billing of Overage Rent submitted by Purchaser during any period that such Tenant has the right pursuant to such Tenant’s Lease to contest such billing or calculation), then such payment shall be turned over to Purchaser and applied as provided in this Section 7(F)(ii).

iii.	Reimbursable Payments shall not be apportioned or adjusted to the extent they relate to a period of time prior to the Closing Date. Reimbursable Payments incurred and which relate to a period of time prior to the Closing Date shall belong in their entirety to Seller, and shall be retained by Seller, and/or paid over to Seller by Purchaser, as applicable, on an as, if and when collected basis. To the extent a payment is made by a Tenant to Purchaser after the Closing Date which is specifically designated as being on account of one or more Reimbursable Payments due to Seller, by reference to a charge, invoice number or otherwise, or is of an amount which is equal to one or more Reimbursable Payments due to Seller, then same shall be treated as a Reimbursable Payment which relates to a period of time prior to the Closing Date, and shall be paid over to Seller promptly upon receipt thereof.

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iv.	Purchaser shall bill Tenants who owe Rents for periods prior to the Closing on a monthly basis for a period of three (3) consecutive months following the Closing and shall use commercially reasonable efforts to collect such past due Rents (which efforts shall include, but not be limited to, including such amounts in Purchaser’s invoices and notices for such period of three (3) months), but Purchaser shall have no liability for the failure to collect any such amounts and shall not be required to conduct eviction proceedings or take any other legal action to enforce collection of any such amounts owed to Seller by Tenants. If Purchaser shall fail to collect such past due Rents after such three (3) month period, Seller shall have the right to pursue such Tenants to collect such delinquencies (including, without limitation, the prosecution of one or more lawsuits); provided, however, that in no event shall Seller have the right to terminate, or cause the termination of, the Lease of any such Tenants. Subject to Section 7(F)(ii) and Section 7(F)(iii) above, any sums collected by Seller after the Closing on account of Rents shall be turned over promptly to Purchaser without offset or deduction, for application by Purchaser in accordance with this Agreement.

v.	Purchaser shall (a) promptly render bills to the applicable Tenants for any Overage Rent in respect of a period that shall have expired prior to the Closing but which is payable after the Closing, (b) bill Tenants for any such Overage Rent on a monthly basis for a period of three (3) consecutive months thereafter and (c) use commercially reasonable efforts to collect such Overage Rent (which efforts shall include, but not be limited to, including such amounts in Purchaser’s invoices and notices for such period of three (3) months), but Purchaser shall have no liability for the failure to collect any such amounts and shall not be required to conduct eviction proceedings or take any other legal action to enforce collection of any such amounts owed to Seller by Tenants of the Property. If Purchaser shall be unable to collect such Overage Rent after such three (3) month period, Seller shall have the right to pursue Tenants to collect such delinquencies (including, without limitation, the prosecution of one or more lawsuits); provided, however, that in no event shall Seller have the right to terminate, or cause the termination of, the Lease of any such Tenants. Subject to Section 7(F)(ii) and Section 7(F)(iii) above, any sums collected by Seller after the Closing on account of Rents shall be turned over promptly to Purchaser without offset or deduction, for application by Purchaser in accordance with this Agreement. From and after the Closing, Seller may furnish to Purchaser calculations of the amounts due from Tenants on account of Overage Rent for periods prior to the Closing, and such other information relating to the period prior to the Closing as is reasonably necessary for the billing of any such Overage Rent. Purchaser shall bill such Tenants for Overage Rent for periods prior to the Closing in accordance with and on the basis of such information furnished by Seller. Purchaser shall deliver to Seller, concurrently with the delivery to such Tenants, copies of all statements delivered to Tenants relating to Overage Rent for periods prior to the Closing.

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vi.	Overage Rent for the calendar year in which the Closing occurs shall be apportioned between Seller and Purchaser using a percentage derived by dividing the total operating expenses incurred for those operating expenses (or real estate or BID taxes, as the case may be) which are used by Seller in determining the operating expense pool for the calendar year in question consistent with the terms of the applicable Leases over each parties’ actual expenses incurred for such operating expenses (or real estate or BID taxes, as the case may be). Seller shall be entitled to receive the proportion of such Overage Rent (less a like portion of any out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred in the collection of such Overage Rent) that the portion of the actual expenses incurred for operating expenses (or real estate or BID taxes, as the case may be) for the calendar year in question by Seller bears to the entire operating expenses (or real estate or BID taxes, as the case may be) pool for the calendar year in question, and Purchaser shall be entitled to receive the proportion of such Overage Rent (less a like portion of any out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred in the collection of such Overage Rent) that the portion of the actual expenses incurred for operating expenses (or real estate or BID taxes, as the case may be) for the calendar year in question by Purchaser bears to the entire operating expenses (or real estate or BID taxes, as the case may be) pool for the calendar year in question. If, prior to the Closing, Seller shall receive any installment of Overage Rent attributable to Overage Rent for periods from and after the Closing, such sum shall be apportioned at the Closing. If, after the Closing, Purchaser shall receive any installment of Overage Rent attributable to Overage Rent for periods prior to the Closing, such sum (less any out-of-pocket costs and expenses (including reasonable counsel fees) incurred by Purchaser in the collection of such Overage Rent) shall be applied by Purchaser in accordance with the terms of this Agreement, subject to Section 7(F)(ii).

vii.	To the extent that any payment on account of Overage Rent for a period prior to the Closing is required to be paid periodically by Tenants for any calendar year (or, if applicable, any lease year or any other applicable accounting period), and at the end of such calendar year (or lease year or other applicable accounting period, as the case may be) such estimated amounts are required to be recalculated based upon the actual expenses, taxes or other relevant factors for that calendar year (or lease year or other applicable accounting period, as the case may be), then Purchaser agrees to so recalculate same, subject to Seller’s review and reasonable approval of such recalculation, and to bill such Tenants for all amounts due from such Tenants on account therefor, within six (6) months after the end of such calendar year (or lease year or other applicable accounting period, as the case may be). At the time(s) of final calculation and collection from (or refund to) each Tenant of the amounts in reconciliation of actual Overage Rent, there shall be a re-proration between Seller and Purchaser in accordance with this Agreement and Seller and Purchaser shall each be entitled to (or responsible for, as the case may be) the amounts attributable to such party’s period of ownership of the Premises, provided that Seller shall have no liability for amounts due to Tenants to the extent Purchaser shall have failed to obtain Seller’s prior approval of any such recalculation and Seller is prejudiced by such failure. Any amounts owed to a Tenant in possession as of the Closing Date for which Seller is responsible pursuant to the immediately preceding sentence shall be delivered by Seller to Purchaser within ten (10) days following demand, which payment to such Tenant shall be forwarded promptly by Purchaser to such Tenant. Purchaser shall indemnify, defend and hold Seller harmless from any and all losses, costs, damages, liens, claims, counterclaims, liabilities and expenses (including, but not limited to, reasonable attorneys’ fees, court costs and disbursements) incurred by Seller to the extent resulting from Purchaser’s failure to pay over to any Tenant in possession as of the Closing Date any amount paid by Seller to Purchaser for the benefit of any Tenant on account of Overage Rent. Seller, on or prior to the Closing, shall send statements of the reconciliations with the Tenants for Overage Rent for calendar year 2012 and all prior years and to the extent any such Tenant overpaid such Overage Rent, Seller shall, on or prior to the Closing, refund any such overpayment of Overage Rent to each such applicable Tenant. Seller hereby agrees to indemnify, defend and hold Purchaser harmless from any and all losses, costs, damages, liens, claims, counterclaims, liabilities and expenses (including, but not limited to, reasonable attorneys’ fees, court costs and disbursements) incurred by Purchaser to the extent resulting from Seller’s failure to refund any overpayment of Overage Rent due by Seller to any Tenant for any time period prior to the Closing.

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viii.	For a period commencing on the Closing Date and ending on the earlier to occur of (i) the date that is the one (1) year anniversary of the Closing Date, and (ii) the date that all amounts required to be paid to Seller pursuant to this Section 7(F) have been paid in full, if Purchaser collects from a Tenant any arrears in Base Rents and/or Overage Rent owed to Seller, Purchaser shall furnish to Seller a reasonably detailed monthly accounting of cash receipts from Tenants (accompanied by aged receivable reports), which accounting shall be delivered to Seller for each such applicable month, within twenty (20) days after the end thereof. Seller and Purchaser and their representatives shall each have the right from time to time, for a period of one (1) year following the Closing, on prior notice to the other party, during ordinary business hours on business days, but in no event more than three (3) times during such one (1) year period, to review each other’s rental records and operating expense costs with respect to the Premises to ascertain the accuracy of any such accountings during Seller’s and Purchaser’s respective periods of ownership of the Premises.

G.	If any adjustment or apportionment is miscalculated at the Closing, or the complete and final information necessary for any adjustment is unavailable at the Closing, the affected adjustment shall be calculated after the Closing. The provisions of this Article 7 shall survive the Closing for a period of one (1) year.

8.            Closing Deliveries.

A.	At the Closing, Seller shall deliver to Purchaser, executed and acknowledged, as applicable:

i.	The Deeds;

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ii.	A general bill of sale for the Personal Property, in the form of Exhibit 8(A)(ii), conveying as more particularly set forth therein, to Purchaser all of Seller’s right, title and interest in and to the Personal Property;

iii.	An assignment and assumption, in the form of Exhibit 8(A)(iii), which provides for, as more particularly set forth therein, the assignment by Seller of all of Seller’s right, title and interest as landlord in and to the Leases and the assumption by Purchaser of all of Seller’s obligations as landlord under the Leases arising from and after the Closing Date (the “Assignment and Assumption of Leases”);

iv.	An estoppel certificate from the Condominium Board pursuant to Section 2.2.2.4 of the By-Laws (the “Condominium Estoppel”): (1) setting forth the date and amounts to which Common Charges and any additional Common Charges (including Special Assessments) have been paid, and the amount of any unpaid indebtedness owed under the Condominium Documents and (2) acknowledging that there are not, to the best knowledge of the Condominium Board, any uncured defaults or violations by any Unit owner under the Condominium Documents or specifying any defaults or violations if any are claimed;

v.	Executed originals of all Leases, Brokerage Agreements and Surviving Contracts, or copies thereof to the extent executed originals thereof are not in Seller’s or property manager’s possession;

vi.	A certification of nonforeign status, in form required by Internal Revenue Code (the “Code”) Section 1445 and the regulations issued thereunder;

vii.	Notice letters to the Tenants, in the form of Exhibit 8(A)(vii) (the “Tenant Notice Letters”), to be prepared by Purchaser;

viii.	The Tenant Estoppels (as hereinafter defined) to the extent delivered under Article 10 hereof;

ix.	A Real Property Transfer Tax Return with respect to the New York City Real Property Transfer Tax (the “RPT Form”);

x.	A New York State Real Estate Transfer Tax Return and Credit Line Mortgage Certificate with respect to the New York State Real Estate Transfer Tax (the “Form TP-584”);

xi.	A New York State Real Property Transfer Report Form RP-5217 NYC (the “RP-5217”);

xii.	A Department of Housing Preservation and Development Affidavit in Lieu of Registration Statement (the “Non-Multiple Dwelling Affidavit”);

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xiii.	Evidence of authority, good standing (if applicable) and due authorization of Seller to enter into the within transaction and to perform all of its obligations hereunder, including, without limitation, the execution and delivery of all of the closing documents required by this Agreement, and setting forth such additional facts, if any, as may be needed to show that the transaction is duly authorized and is in conformity with Seller’s organizational documents and applicable laws and to enable the Title Insurer to omit all exceptions regarding Seller’s standing, authority and authorization;

xiv.	To the extent in Seller’s or its property manager’s possession or control (a) those transferable licenses and permits, authorizations and approvals pertaining to the Premises which are not posted at the Premises, and (b) all transferable guarantees and warranties which Seller has received in connection with any work or services performed or equipment installed in and improvements to the Premises;

xv.	To the extent available at Closing, documentation as reasonably required by the Purchaser to calculate the Overage Rent due and owing after the Closing or if not available then Seller will deliver same within a reasonable time following the Closing;

xvi.	A title affidavit in substantially the form attached hereto as Exhibit 8(A)(xvi) (the “Title Affidavit”);

xvii.	A closing statement (the “Closing Statement”);

xviii.	Keys to locks at the Property in the possession or control of Seller or its property manager; and

xix.	The Tenant Deposits (hereinafter defined) held by Seller in the form of cash, at Seller’s option, either (i) in the form of a cashier’s check issued by a bank reasonably acceptable to Purchaser, or (ii) as part of an adjustment to the Purchase Price. In the event one or more Tenant Deposits are in the form of a letter of credit, then Seller shall deliver at Closing (subject to the following sentence) the original letter(s) of credit with all amendments thereto (collectively, the “Letters of Credit”), together with documentation sufficient to cause the Letters of Credit to be transferred or assigned to Purchaser, or, with respect to any of the Letters of Credit that are not transferable, replaced, upon approval thereof by the issuer of the letter(s) of credit. Seller shall use commercially reasonable efforts to cause the Letters of Credit that are not transferable to be re-issued to Purchaser promptly following the Closing Date, it being understood that the re-issuance of such Letters of Credit shall not be a condition precedent to Purchaser’s obligation hereunder. Any fees levied by the issuer of any of the Letters of Credit shall be paid by Purchaser, which obligation shall survive the Closing as to those non-transferable Letters of Credits which are not transferred to Purchaser at the Closing (collectively, the “Non-Transferable Letters of Credit”). Seller shall cooperate with Purchaser post-closing to transfer the Non-Transferable Letters of Credit, and until the Non-Transferable Letters of Credit shall be transferred to Purchaser or replaced, as aforesaid, Purchaser may request Seller to draw upon the same and deliver the proceeds to Purchaser or return the same to the applicable Tenant, in each case upon Purchaser’s written instruction, and Purchaser shall indemnify, defend and hold Seller harmless from any liability, claims, actions, actual damages, judgments, penalties, actual costs, and reasonable expenses, including reasonable attorneys’ fees, related to any claims arising from any such draw by Seller;

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xx.	An assignment and assumption, in the form of Exhibit 8(A)(xx), which provides for, as more particularly set forth therein, the assignment by Seller of all of Seller’s right, title and interest in and to the Surviving Contracts and the assumption by Purchaser of all of Seller’s obligations under the Surviving Contracts arising from and after the Closing Date (the “Assignment and Assumption of Surviving Contracts”);

xxi.	A Form 1099-S Statement for Recipient of Proceeds from Real Estate Transaction;

xxii.	The No-Action Letter (hereinafter defined);

xxiii.	Any SNDAs, if obtained pursuant to Section 10(B) hereunder; and

xxiv.	Such other instruments or documents that by the terms of this Agreement are to be delivered by Seller at Closing or that may be reasonably necessary to effect the consummation of the transactions which are the subject of this Agreement.

B.	At the Closing, Purchaser shall deliver to Seller, executed and acknowledged, as applicable:

i.	The balance of the Purchase Price (i.e., the Purchase Price, less the Deposit and the interest earned thereon) and all other amounts payable by Purchaser to Seller at the Closing pursuant to this Agreement;

ii.	The Assignment and Assumption of Leases;

iii.	The Tenant Notice Letters;

iv.	The RPT Form;

v.	The RP-5217;

vi.	The Form TP-584;

vii.	The Assignment and Assumption of Surviving Contracts;

viii.	Evidence of authority, good standing (if applicable) and due authorization of Purchaser to enter into the within transaction and to perform all of its obligations hereunder, including, without limitation, the execution and delivery of all of the closing documents required by this Agreement, and setting forth such additional facts, if any, as may be needed to show that the transaction is duly authorized and is in conformity with Purchaser’s organizational documents and applicable laws;

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ix.	The Closing Statement; and

x.	Such other instruments or documents that by the terms of this Agreement are to be delivered by Purchaser at Closing or that may be reasonably necessary to effect the consummation of the transactions which are the subject of this Agreement.

C.	Subject to Section 16(D) hereof, the acceptance of the Deeds by Purchaser shall be deemed to be full performance of, and discharge of, every agreement and obligation on Seller’s part to be performed under this Agreement, except for such matters which are expressly stated in this Agreement to survive the Closing, to the limit of such survival, and any ongoing obligations under the agreements and instruments of assignment delivered at Closing.

D.	Seller shall cooperate with Purchaser, at no out-of-pocket cost to Seller, to request reliance letters from IVI Assessment Services, Inc. with respect to the Phase I Environmental Site Assessment and the Property Condition Report, each dated May 2, 2013; provided, however, that the failure of Purchaser to obtain any such reliance letters shall not constitute a default by Seller under this Agreement or have any consequence to Seller under this Agreement, and the delivery of any such reliance letters shall not be a condition to Purchaser’s obligation to consummate the Closing.

9.            Conditions Precedent.

A.	Conditions for the Benefit of Seller. Seller’s obligations under this Agreement are subject to satisfaction of the following conditions precedent which may be waived in whole or in part by Seller, provided such waiver is in writing and signed by Seller on or before the Closing Date:

i.	Purchaser shall have paid or tendered payment of the Purchase Price pursuant to the terms hereof;

ii.	The issuance of a “no action” letter or similar advice (in either case, a “No Action Letter”) by the New York State Department of Law (the “DOL”) under Article 23-A of the New York State General Business Law permitting the transfer of the Units to Purchaser without the necessity of filing an offering plan;

iii.	Purchaser shall have delivered to or for the benefit of Seller, on or before the Closing Date, all of the documents and items required to be delivered by Purchaser pursuant to this Agreement, including without limitation, Article 8 hereof, and Purchaser shall have performed in all material respects all of its obligations hereunder to be performed on or before the Closing Date; and

iv.	All of Purchaser’s representations and warranties made in this Agreement shall be true and correct in all material respects as of the date made and true and correct in all material respects as of the Closing Date as if then made.

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B.	Conditions for the Benefit of Purchaser. Purchaser’s obligations under this Agreement are subject to the satisfaction of the following conditions precedent which may be waived in whole or in part by Purchaser, provided such waiver is in writing and signed by Purchaser on or before the Closing Date:

i.	Seller shall have delivered to or for the benefit of Purchaser, on or before the Closing Date, all of the documents and items required to be delivered by Seller pursuant to Article 8 hereof and Seller shall have performed in all material respects all of its obligations hereunder to be performed on or before the Closing Date;

ii.	Seller shall comply with Article 21 hereof;

iii.	Seller shall have received the No Action Letter; and

iv.	Subject to the other provisions of this Agreement, all of Seller’s representations and warranties made in this Agreement shall be true and correct as of the date made and true and correct in all material respects as of the Closing Date as if then made, other than those representations or warranties made as of a specific date, or with reference to previously dated materials, in which event such representations and warranties shall be true and correct as of the date thereof or as of the date of such materials, as applicable. For purposes hereof, a representation or warranty shall not be deemed to have been breached if the representation or warranty is not true and correct in all material respects as of the Closing Date by reason of changed facts or circumstances arising after the date hereof, the occurrence of which is not prohibited by this Agreement and which did not arise by reason of a breach of any covenant made by Seller under this Agreement. The parties hereto acknowledge, agree and understand that nothing contained in this Section 9(B)(iv) shall relieve Seller of its obligation to comply with all covenants of Seller expressly set forth herein (including, without limitation, Seller’s obligations under Article 13 hereof).

C.	Limitation on Tenancy Status. Notwithstanding anything to the contrary contained in this Agreement, (i) Seller does not represent or warrant that any Lease will be in force or effect at Closing, that any Tenant will continue to perform its obligations under its Lease or that any Tenant will not become the subject of bankruptcy proceedings and (ii) the existence of any default by a Tenant, the failure by a Tenant to perform its obligations under its Lease, the termination of any Lease prior to Closing by reason of the Tenant’s default thereunder (if terminated in accordance with the provisions of this Agreement) or the existence of bankruptcy proceedings pertaining to any Tenant shall not affect Purchaser’s obligations hereunder in any manner or entitle Purchaser to an abatement of or credit against the Purchase Price or give rise to any other claim on the part of Purchaser.

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D.	No Action Letter.

i.	Subject to Purchaser’s obligations to cooperate set forth in Section 9(D)(ii) below, Seller shall, within five (5) business days following the date hereof and at Seller’s cost and expense, submit an application to the DOL requesting the No Action Letter (the “No Action Application”) and deliver a copy of such application (together with all attachments thereto and related documents) to Purchaser promptly thereafter; provided, that, Seller shall not be required to deliver to Purchaser a copy of that portion of such request or of any attachment thereto or any related documents to the extent the same contain any personal information regarding any officer of Seller or Seller’s affiliates. Seller shall from and after submitting the No Action Application to the DOL use commercially reasonable efforts to obtain the issuance of the No Action Letter from the DOL. Seller shall be entitled, without the consent of Purchaser, to make any changes, amendments, supplements or other modifications to the No Action Application required by the DOL, provided that any such changes, amendments, supplements or other modifications will not adversely affect Purchaser’s interest in the Units or impose liability on Purchaser, Seller shall promptly notify Purchaser of its receipt of the No Action Letter and provide Purchaser with a copy thereof.

ii.	In connection with Seller’s No Action Application, Purchaser shall execute and deliver an “Affidavit of Offeree” substantially in the form annexed hereto as Exhibit 9(D)(ii)(a) and Seller shall execute and deliver an “Affidavit of Offeror” substantially in the form annexed hereto as Exhibit 9(D)(ii)(b). Purchaser shall cooperate with Seller to obtain the No Action Letter, including, without limitation, executing and delivering promptly upon request any additional affidavits or providing any information or documentation required by the DOL to be executed or delivered by Purchaser, provided it does not impose liability on Purchaser.

iii.	Seller shall be entitled to one or more adjournments of the Closing Date, not to exceed sixty (60) days in the aggregate with all other adjournments by Seller under this Agreement, to obtain the No Action Letter.

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10.         Estoppel Certificates.

A.	Seller shall use commercially reasonable efforts to obtain and to deliver to Purchaser estoppel certificates (individually, an “Estoppel” and, collectively, the “Estoppels”) from each of the Tenants of the Leases set forth on Exhibit 1(C). Each Estoppel shall either be (i) substantially in the form attached hereto as Exhibit 10 and made a part hereof, it being agreed that the inclusion of qualifications as to knowledge with respect to items 7, 8 (solely as to any work required to be performed) and 10 in Exhibit 10 (or similar provisions in any Estoppel delivered on a form other than Exhibit 10) shall not cause the Estoppel to be non-compliant or (ii) on such other form as may be provided by the applicable Tenant, provided that it certifies in all material respects to the matters contained in Exhibit 10 attached hereto; except that in the event that a Lease provides for the form or content of an Estoppel that such Tenant shall be required to deliver, then such Tenant’s estoppel may be in such form or contain only those matters as an estoppel is required to address pursuant to such Lease, without giving effect to any requirement regarding “additional information reasonably requested by the lessor” or words of similar import. Each Estoppel satisfying the above requirements is referred to herein as a “Confirming Estoppel”. Notwithstanding the foregoing, Seller shall have no obligation to deliver an Estoppel, from or on account of any Tenant, if such Tenant’s Lease has terminated at any time from the date of this Agreement to the Closing Date by its terms or in accordance with the terms hereof; or for any Tenant entering into a Lease after the date of this Agreement. In the event that Seller is unable to obtain Confirming Estoppels from each of the Metropolitan Transportation Authority and The Segal Company (Eastern States), Inc. (the “Required Estoppels”), then the same shall constitute a failure of a condition to Purchaser’s obligations hereunder. The failure of Seller to deliver any Estoppel shall not constitute a default by Seller, and Purchaser shall not be entitled to specific performance of such obligation of Seller to deliver such Confirming Estoppels. If Seller shall fail to deliver both of the Required Estoppels, Purchaser’s sole remedy shall be to waive such failure or terminate this Agreement and receive a refund of the Deposit, together with any interest earned thereon. Claims (alone or in combination with other matters) of any Tenant set forth in any Estoppel shall not cause such Estoppel not to be a Confirming Estoppel unless the facts underlying such claims: (i) constitute a material misrepresentation or default under this Agreement and (ii) result in damages to Purchaser that equal or exceed the Floor (as hereinafter defined). Any claims in an Estoppel that are based on (x) facts disclosed in writing to Purchaser prior to Purchaser’s execution of this Agreement, (y) an assertion by a Tenant that there are amounts due from Seller to such Tenant or obligations to be performed by Seller allocable to periods prior to the Closing and which, under the terms of this Agreement, Seller has agreed to pay or perform; or (z) failure of the landlord to keep the Premises (or the Condominium Board to keep the Common Elements) in good order and repair or to make required repairs or improvements thereto shall not cause such Estoppel not to be a Confirming Estoppel.

B.	In addition to the foregoing, with respect to each Tenant, after such Tenant provides an Estoppel pursuant to Section 10(A) above, Seller shall upon request from Purchaser deliver a request to such Tenant (such request prepared by Purchaser, subject to Seller’s reasonable approval of the request letter) to execute a subordination, nondisturbance and attornment agreement (an “SNDA”) in the form provided by Purchaser, and Seller shall cooperate with Purchaser to obtain an executed SNDA from such Tenant, all at no out-of-pocket cost to Seller; provided, however, that the failure of Purchaser to obtain any of such SNDAs shall not constitute a default by Seller under this Agreement or have any consequence to Seller under this Agreement, and the delivery of any of such SNDAs from such Tenants shall not be a condition to Purchaser’s obligation to consummate the Closing.

C.	Seller shall be entitled to one or more adjournments of the Closing Date, not to exceed sixty (60) days in the aggregate with all other adjournments by Seller under this Agreement, to obtain the Required Estoppels.

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11.	Employee Matters; Union Agreements

A.	At the Closing, Purchaser shall be obligated to assume, adopt and accept the collective bargaining agreement(s) described on Exhibit 16(A)(v) attached hereto (collectively, the “Union Agreements”), to which Seller is bound, including but not limited to any and all obligations under employee benefit plans arising or accruing from and after the Closing Date. Purchaser shall also be obligated, or shall cause its managing agent or contractor, to offer employment to all of the employees (or their replacements) listed on Exhibit 16(A)(v) (the “Union Employees”) at the then existing wages, hours and working conditions; the security guards listed therein are employed by AlliedBarton Security Services LLC.

B.	Purchaser shall indemnify, defend and hold Seller harmless from any liability, claims, actions, actual damages, judgments, penalties, actual costs, and reasonable expenses, including reasonable attorneys’ fees, related to any claims (a) arising out of Purchaser’s failure to abide by its obligations under Section 11(A) above, and (b) any claim involving the Union Employees in either case arising and accruing on or after the Closing. Seller shall indemnify, defend and hold Purchaser harmless from any liability, claims, actions, actual damages, judgments, penalties, actual costs, and reasonable expenses, including reasonable attorneys’ fees related to any claim involving the Seller’s employees (including the Union Employees) arising or accruing prior to the Closing (expressly excluding those specified as Purchaser obligations in this provision).

C.	The parties intend to comply with Section 4204 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and to take any other action required or desirable, so that no withdrawal liability is imposed upon Seller as a result of this transaction or any subsequent action or omission of Purchaser or any affiliate of Purchaser. To that end, Purchaser agrees and covenants: (i) to contribute to the Building Service 32BJ Pension Fund and the Central Pension Fund of the International Union of Operating Engineers (the “Multiemployer Pension Plans”) for substantially the same number of contribution base units, as defined in Section 4001 (a)(ll) of ERISA, for which Seller was obligated to contribute with respect to the covered operations prior to the Closing Date, and (ii) unless a waiver has not been timely requested or has been requested and denied, pursuant to Section 4204(c) of ERISA, to provide to and for the benefit of the Multiemployer Pension Plans, for the five plan years commencing with the first plan year to begin after the Closing Date (the “Surety Period”), either a bond issued by a corporate surety company that is an acceptable surety for purposes of Section 412 of ERISA, a letter of credit or an amount held in escrow by a bank or similar financial institution, in either case in an amount equal to the greater of (A) the average annual contribution that Seller was required to make with respect to the covered operations for the three plan years preceding the plan year in which the Closing Date occurs, or (B) the annual contribution that Seller was required to make with respect to the covered operations for the plan year preceding the plan year in which the Closing Date occurs, which bond, letter of credit or such amount held in escrow shall be paid to the Multiemployer Pension Plans, if at any time during the Surety Period, Purchaser, or any successor in interest thereto, withdraws from the Multiemployer Pension Plans or fails to make any contribution to the Multiemployer Pension Plans when due. If a waiver has not been timely requested or has been requested and denied pursuant to Section 4204(c) of ERISA, Purchaser shall deliver to the Multiemployer Pension Plans by the first day of the plan year following the Closing Date, with copies to Seller, either the bond or evidence of the establishment of an escrow described in the preceding sentence. If Purchaser or any successor in interest thereto shall withdraw from the Multiemployer Pension Plans in either a complete or partial withdrawal, as such terms are used in Sections 4203 and 4205 of ERISA, and withdrawal liability is imposed under Section 4201 of ERISA, Seller agrees that Seller shall be secondarily liable to the Multiemployer Pension Plans for any withdrawal liability that it would have had to the Multiemployer Pension Plans for any withdrawal liability in the absence of Section 4204 of ERISA; provided, however, that the preceding clause of this sentence will be void and of no force or effect, if the parties obtain a variance from the requirements of Section 4204(a)(I)(C) of ERISA. The parties will reasonably cooperate in obtaining a variance from the requirements of Sections 4204(a)(I)(B) and 4204(a)(l)(C) of ERISA. To the extent that any obligation is imposed on Purchaser herein, Purchaser agrees to require each of its successors in interest and assigns to specifically assume and accept the obligations assumed by it under this Article 11. Purchaser agrees to indemnify, defend and hold Seller harmless from and against any and all losses, costs, liens, claims, liabilities or damages (including, but not limited to, reasonable attorneys’ fees and disbursements) arising from or relating to a breach of its obligations under this Article 11, the failure to employ or termination of any of the Union Employees, or any complete or partial withdrawal liability arising as a result of this transaction or any act or omission of Purchaser or any affiliate thereof.

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D.	The obligations and undertakings of Purchaser under this Article 11 are a special inducement to Seller to enter into this Agreement without which Seller would not enter into this Agreement. Notwithstanding any other term of this Agreement, the provisions of this Article 11 shall survive the Closing.

12.          Right of Inspection.

A.	Purchaser and its employees, agents, consultants, contractors and advisors (“collectively, “Purchaser’s Representatives”), from time to time prior to the Closing and during regular business hours, upon at least two (2) business days’ prior written notice to Seller, may inspect the Premises, provided that (i) Purchaser’s Representatives shall not communicate with any employees of Seller or Seller’s managers or contractors or with Tenants or occupants of the Property without, in each instance, the prior written consent of Seller, which consent may be withheld in Seller’s reasonable discretion, (ii) Purchaser’s Representatives shall not perform any tests in the Property without the prior written consent of Seller in each instance, which consent may be withheld in the reasonable discretion of Seller; provided, however, that if such tests are invasive Seller shall also have the right to withhold its consent to such tests in its sole discretion, and (iii) Purchaser shall have no additional rights or remedies under this Agreement as a result of such inspection(s) or any findings in connection therewith and (iv) Purchaser may exercise such right of access no more than five (5) times plus such additional times as to which Seller may consent in Seller’s reasonable discretion. Any entry upon the Property shall be performed in a manner which is not disruptive in any material respect to Tenants or to the normal operation of the Premises and shall be subject to the rights of any Tenants or occupants of the Premises. Purchaser’s Representatives shall (i) exercise reasonable care at all times that Purchaser’s Representatives shall be present in the Property, (ii) at Purchaser’s expense, observe and comply with all applicable laws and any conditions imposed by any insurance policy then in effect with respect to the Premises and (iii) not engage in any activities which would violate the provisions of any permit or license pertaining to the Premises. Seller shall have the right to have a representative of Seller accompany Purchaser’s Representatives during any such communication or entry into the Property.

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B.	Purchaser hereby agrees to indemnify, defend and hold Seller, its officers, shareholders, partners, members, directors, employees, attorneys and agents harmless from and against any and all liability, loss, cost, judgment, claim, damage or expense (including, without limitation, attorneys’ fees and expenses), to the extent resulting from or arising out of the entry upon the Premises prior to the Closing by Purchaser’s Representatives. The foregoing indemnification shall survive the Closing or the termination of this Agreement.

C.	As a condition precedent to Purchaser’s Representatives entering the Property in connection with any inspection, Purchaser shall maintain or cause to be maintained, at Purchaser’s sole cost and expense, a policy of comprehensive general public liability and property damage insurance by an insurer or syndicate of insurers reasonably acceptable to Seller: (a) with a combined single limit of not less than Three Million Dollars ($3,000,000.00) general liability and Five Million Dollars ($5,000,000.00) excess umbrella liability, (b) insuring Purchaser, Seller, Seller’s property manager, the Condominium Board and its managing agent, each of their respective affiliates, Seller’s lender and any other person or entity related to Seller or involved with the transaction contemplated by this Agreement (such additional persons or entities to be designated in writing by Seller), as additional insureds, against any injuries or damages to persons or property that may result from or are related to (x) Purchaser’s Representatives entry into the Property or upon the Property and (y) any inspection or other activity conducted thereon by Purchaser’s Representatives and (c) containing a provision to the effect that insurance provided by Purchaser hereunder shall be primary and noncontributing with any other insurance available to Seller or any other additional insured party. Purchaser shall deliver evidence of such insurance coverage to Seller prior to the commencement of the first inspection and proof of continued coverage prior to any subsequent inspection.

D.	Notwithstanding any provision in this Agreement to the contrary, neither Purchaser nor any representative or agent of Purchaser shall contact any federal, state, county, municipal or other department or governmental agency or the Condominium Board regarding the Premises without Seller’s prior written consent thereto, in each instance; provided, however, that the foregoing shall not prohibit Purchaser from accessing publicly accessible governmental records and databases from time to time, obtaining a title report, performing customary title and municipal searches, or obtaining access to the books and records of the Condominium, to the extent available to prospective purchasers of units in the Condominium. In addition, if Seller’s consent is required pursuant to this Section 12(D), Seller shall be entitled to receive at least three (3) business days prior written notice of the intended contact and shall be entitled to have a representative present when Purchaser has any such contact with any governmental official or representative, the Condominium Board, its managing agent or any other unit owner.

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13.          Title Insurance.

A.	Purchaser acknowledges receipt of the Commitment. At Closing, Purchaser shall cause title to the Premises to be insured by the Title Insurer at Purchaser’s sole cost and expense. Except as otherwise expressly provided in this Agreement, Seller shall have no obligation to remove any Exception (hereinafter defined). Except for the items identified in Exhibit 4(A) (the “Title Objections”), Purchaser unconditionally waives any right to object to any matters set forth in the Commitment. At Closing, Seller shall deliver and Purchaser shall accept the Premises subject only to the Permitted Exceptions. If any Exceptions appear on any title insurance report for the Property ordered by Purchaser from the Title Insurer after the date hereof, any update or continuation thereof, or update or continuation of the Commitment (each such report, update or continuation is referred to herein as a “Continuation”) which are not Permitted Exceptions or the Title Objections, Purchaser shall notify Seller thereof within the earlier of (x) five (5) business days after Purchaser receives each such Continuation and (y) the last business day prior to the Closing Date (provided, however, that if Purchaser receives a Continuation after the last business day prior to the Closing Date or on the Closing Date and such Continuation discloses an Exception that is not a Permitted Exception, then Purchaser shall have the right to so notify Seller of any such Exception (other than a Permitted Exception) on the Closing Date), TIME BEING OF THE ESSENCE. Seller shall exercise commercially reasonable efforts in removing any Removable Exceptions (hereinafter defined) and any Exceptions that Seller elects to remove at Seller’s cost pursuant to this Section 13. Subject to Section 13(B) and Section 13(C) hereof, if Seller is unable, or elects not to attempt, to eliminate any Exception (which is not a Permitted Exception or Removable Exception), or if Seller elects to attempt to eliminate any Exception (which is not a Permitted Exception or a Removable Exception) but is unable to do so or thereafter decides not to eliminate the same, and accordingly, is unable to convey title to the Premises in accordance with the provisions of this Agreement, Seller shall so notify Purchaser thereof and, within seven (7) business days after receipt of such notice from Seller, Purchaser may elect, at Purchaser’s option, to either (i) terminate this Agreement by notice given to Seller (TIME BEING OF THE ESSENCE with respect to such notice from Purchaser), in which event the provisions of Article 14 of this Agreement shall apply, or (ii) to accept title to the Premises subject to such exceptions, without any abatement of the Purchase Price. If Purchaser shall not notify Seller of such election within such seven (7) business day period, TIME BEING OF THE ESSENCE, Purchaser shall be deemed to have elected clause (i) above with the same force and effect as if Purchaser had elected clause (i) within such seven (7) business day period.

B.	If the Commitment or any Continuation discloses judgments, bankruptcies or similar returns against persons or entities having names the same as or similar to that of Seller but which returns are not against Seller, Seller, on request, shall deliver to Purchaser and Title Insurer affidavits reasonably acceptable to Title Insurer to the effect that such judgments, bankruptcies or returns are not against Seller.

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C.	If the Commitment or any Continuation discloses any exception, lien, mortgage, security interest, claim, charge, reservation, Lease, easement, right of way, encroachment, restrictive covenant, condition, limitation or other encumbrance affecting title to the Property (collectively, “Exceptions”), other than the Permitted Exceptions which in each case (i) may be eliminated solely by delivery of an affidavit customarily given by sellers and reasonably requested by Title Insurer, or by reference to Seller’s existing title policy insuring Seller’s interest in the Property, (ii) was created by, consented to or affirmatively permitted by Seller in writing after the date hereof, or (iii) was placed of record by Seller or during the period of Seller’s ownership of the Property, and may be satisfied by the payment of a liquidated sum of money, not to exceed Seven Hundred Fifty Thousand Dollars ($750,000.00) in the aggregate (an Exception meeting the criteria set forth in clauses (i), (ii) or (iii), together with the Title Objections, being referred to as a “Removable Exception”), then, in any such case, Seller shall take such action as is required on the part of Seller to have such Removable Exception omitted by the Title Insurance Company, and the failure of Seller to take such action shall be a Seller’s Willful Default (hereinafter defined).

D.	Seller shall be entitled to one or more adjournments of the Closing Date, not to exceed sixty (60) days in the aggregate with all other adjournments by Seller under this Agreement, to remove any exceptions to title which Seller is obligated to remove under this Agreement or elects to attempt, but is not obligated, to remove.

E.	Notwithstanding the foregoing provisions of this Article 13, in the event that Title Insurer or any title insurance company retained by Purchaser shall raise an Exception that is not a Permitted Exception and Title Insurer or such other title insurance company is not willing to omit such Exception, Purchaser shall have no right to terminate this Agreement by reason of such Exception if Title Insurer or another title insurance company reasonably acceptable to Purchaser, as applicable, is prepared to omit such Exception and insure title to the Premises at regular rates with such Exception omitted.

F.	Purchaser shall pay the costs of examination of title and any owner’s or mortgagee’s policy of title insurance to be issued insuring Purchaser’s title to the Premises, as well as all other title charges, survey fees, recording charges (other than to remove of record or satisfy exceptions to title that are not Permitted Exceptions) and any and all other title and survey costs or expenses incident to the Closing or in connection therewith.

G.	Notwithstanding anything in this Article 13 to the contrary, Purchaser may at any time accept such title as Seller can convey, without reduction of the Purchase Price or any credit or allowance on account thereof or any claim against Seller, except that Purchaser shall be entitled to a credit against the Purchase Price in an amount equal to any amounts required to be expended in connection with removal of any Removable Exception provided for in Section 13(C)(iii), but not so expended, whether before or after Seller’s exercise of the right to adjourn the Closing pursuant to Section 13(D) above.

14.         Return of Deposit. Subject to Seller’s obligations under Article 13 hereof, if Seller is unable to convey title in accordance with the express terms of this Agreement or if, in accordance with the terms of this Agreement, Purchaser is entitled to and elects to terminate this Agreement, then, subject to Section 13(C) and Article 23 of this Agreement, this Agreement shall terminate and neither party to this Agreement shall have any further rights or obligations hereunder, except as provided in Article 23 to the extent the same is applicable, and except that Escrow Agent shall refund to Purchaser the Deposit (together with all interest thereon, if any), and neither party to this Agreement shall thereafter have any further rights or obligations hereunder, except for the rights and obligations hereunder that expressly survive the termination of this Agreement (collectively, the “Surviving Obligations”).

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15.         Purchaser Defaults.

If Purchaser shall default hereunder or shall fail or refuse to perform its obligations in accordance with this Agreement, the parties hereto agree that Seller’s sole remedy shall be to terminate this Agreement and retain the Deposit (together with all interest thereon, if any) as liquidated damages, it being expressly understood and agreed that in the event of Purchaser’s default, Seller’s damages would be impossible to ascertain and that the Deposit (together with all interest thereon, if any) constitutes a fair and reasonable amount of compensation in such event. Upon such termination, neither party to this Agreement shall have any further rights or obligations hereunder except that: (a) Purchaser shall return to Seller all written material relating to the Premises or the transaction contemplated herein delivered by or on behalf of Seller; (b) Escrow Agent shall deliver to Seller and Seller shall retain the Deposit (together with all interest thereon, if any) as liquidated damages, except with respect to any breaches of Surviving Obligations; and (c) the Surviving Obligations shall survive and continue to bind Purchaser and Seller.

16.          Representations and Warranties.

A.	Seller hereby represents and warrants to Purchaser as follows as of the date hereof:

i.	Seller owns legal and beneficial fee simple title to the Property and each Unit, and the Property and each Unit is or will be on the Closing Date free of all liens and encumbrances, except for the Permitted Exceptions;

ii.	The Fixtures and Personal Property included in this sale, if any, are owned by Seller and are or will on the Closing Date be free of all liens and encumbrances, except for the Permitted Exceptions;

iii.	The Leases together with all amendments thereto and guarantees listed on Exhibit 1(C) are the only leases, licenses, tenancies, possession agreements and occupancy agreements affecting the Premises on the date of this Agreement in which Seller holds the lessor’s, licensor’s or grantor’s interest and there are no other leases, licenses, tenancies, possession agreements or occupancy agreements affecting the Premises (other than subleases, licenses, tenancies or other possession or occupancy agreements which may have been entered into by the Tenants, or their predecessors in interest, under such Leases); except as set forth on Exhibit 1(C) attached hereto, Seller has not entered into any Recognition Agreements; Seller has provided or made available to Purchaser copies of all of the Leases and Recognition Agreements executed by Seller, which copies are true, complete and correct in all material respects; as of the date hereof, Seller has not received any written notice of any material default of any of its material obligations under any of the Leases which has not been cured; no Tenant is in arrears in the payment of Base Rent for any period in excess of thirty (30) days, except as set forth on Exhibit 16(A)(iii) attached hereto; and Seller has not delivered to any Tenant a written notice of monetary default or material non-monetary default on the part of such Tenant, which default remains uncured or has not been waived, except as set forth on Exhibit 16(A)(iii) attached hereto;

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iv.	There are no security deposits (including, without limitation, those in the form of letters of credit) presently held by or on behalf of Seller with respect to the Leases, except as set forth on Exhibit 16(A)(iv) attached hereto (the “Tenant Deposits”);

v.	There are no employees of Seller at the Property who service the Premises, and no collective bargaining agreements to which Seller is a party or is otherwise bound, or multiemployer pension funds to which Seller is obligated to contribute, in either case except for those employees and collective bargaining agreements and pension funds listed on Exhibit 16(A)(v) attached hereto; the security guards listed on Exhibit 16(A)(v) are employed by AlliedBarton Security Services LLC; to Seller’s knowledge, as of the date hereof, there are no claims or grievances threatened in writing or filed and pending by any of Seller’s employees;

vi.	There are no existing Service Contracts affecting the Premises or the operation thereof as of the date hereof, except as set forth on Exhibit 16(A)(vi). Seller has provided, or made available, to Purchaser true, correct and complete copies of all Surviving Contracts;

vii.	There are no judgments of any kind against Seller unpaid or unsatisfied of record, except as shown in the Commitment;

viii.	Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware; Seller has taken all action required to execute, deliver and, subject to any consents or waivers required to be obtained prior to Closing, perform Seller’s obligations under this Agreement and to make all of the provisions of this Agreement the valid and enforceable obligations they purport to be and has caused this Agreement to be executed by a duly authorized person; this Agreement constitutes the legal, valid and binding obligation of Seller;

ix.	This Agreement is, and all documents which are to be delivered to Purchaser by Seller at the Closing (a) are (or at the time of Closing will be) duly authorized, executed and delivered by Seller, (b) are (or at the time of Closing will be) the legal, valid and binding obligations of Seller enforceable in accordance with their terms, subject to general principles of equity and to bankruptcy, insolvency, reorganization, moratorium or other similar laws presently or hereafter in effect affecting the rights of creditors or debtors generally, and (c) do not conflict with any provision of any law or regulation to which Seller is subject, or violate any provision of any judicial order to which Seller is a party or to which Seller or the Premises is subject;

x.	Seller is not a “foreign person” or “foreign corporation” as those terms are defined in the Code, and the regulations promulgated thereunder;

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xi.	There are no currently pending condemnation or eminent domain proceedings, or, to Seller’s knowledge, any such proceedings threatened in writing, affecting the Property or any part thereof;

xii.	There are no legal actions, suits, or similar proceedings pending (or to Seller’s knowledge, threatened in writing) against Seller relating to the Premises or Seller’s ownership or operation of the Premises in any court of law or in equity or before any governmental instrumentality or arbitration tribunal that would adversely affect, other than to a de minimis extent, the value of the Property, the continued operations or use thereof, or the ability of Seller to perform its obligations under this Agreement, except as described in Exhibit 16(A)(xii);

xiii.	The Brokerage Agreements listed on Exhibit 1(A) are the only brokerage, leasing agency or similar agreements with respect to the leasing of portions of the Premises entered into by Seller, or which are binding on, Seller. Seller has made copies of all such Brokerage Agreements available to Purchaser, which copies are true, complete and correct in all material respects;

xiv.	Other than as set forth on Exhibit 16(A)(xiv), Seller has not commenced, and there are not pending to Seller’s knowledge, any tax assessment reduction or tax certiorari proceedings with respect to the Premises;

xv.	There is no agreement in force and effect whereby Seller has agreed to sell or grant any person or entity an option or right of first refusal to purchase or lease all or any part of the Property, other than the Leases set forth on Exhibit 1(C);

xvi.	No consent, waiver, approval or authorization is required from any person or entity (that has not already been obtained) in connection with the execution and delivery of this Agreement by Seller or the performance by Seller of the transactions contemplated hereby, other than the consent of the Board of Directors of Seller or SL Green Realty Corp. (“SLG”);

xvii.	Seller is not and, to Seller’s knowledge, no affiliate of Seller is a person and/or entity with whom Purchaser is restricted from doing business under the International Emergency Economic Powers Act, 50 U.S.C. § 1701 et seq.; the Trading With the Enemy Act, 50 U.S.C. App. § 5; the USA Patriot Act of 2001; any executive orders promulgated thereunder, any implementing regulations promulgated thereunder by the U.S. Department of Treasury Office of Foreign Assets Control (“OFAC”) (including those persons and/or entities named on OFAC’s List of Specially Designated Nationals and Blocked Persons), or any other applicable law of the United States; and

xviii.	Except as set forth on Exhibit 16(A)(xviii) attached hereto, there are no unpaid Leasing Costs currently due and payable or incurred with respect to any Leases (it being understood that the apportionment of any such Leasing Costs shall be made in accordance with Section 20(B) of this Agreement).

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B.	Purchaser represents and warrants to Seller that, as of the date hereof:

i.	Purchaser is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware and is in good standing and qualified to do business under the laws of the State of New York; Purchaser has taken all action required to execute, deliver and perform this Agreement and to make all of the provisions of this Agreement the valid and enforceable obligations they purport to be and has caused this Agreement to be executed by a duly authorized person;

ii.	This Agreement is, and all documents which are to be delivered to Seller by Purchaser at the Closing are or at the time of Closing will be, duly authorized, executed and delivered by Purchaser; are, or (with respect to any of the documents to be delivered at Closing) at the time of Closing will be, legal, valid and binding obligations of Purchaser enforceable in accordance with their terms, subject to general principles of equity and to bankruptcy, insolvency, reorganization, moratorium or other similar laws presently or hereafter in effect affecting the rights of creditors or debtors generally; and do not conflict with any provision of any law or regulation to which Purchaser is subject, violate any provision of any judicial order to which Purchaser is a party or to which Purchaser is subject;

iii.	There are no judgments, orders or decrees of any kind against Purchaser unpaid or unsatisfied of record and no legal action, suit or other legal or administrative proceeding against Purchaser pending or, to Purchaser’s knowledge, threatened or reasonably anticipated which could be filed before any court or administrative agency, and, to Purchaser’s knowledge, no fact or circumstance, which in each case has, or is likely to have, any material adverse effect on the ability of Purchaser to perform its obligations under this Agreement;

iv.	Purchaser has not filed any petition seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any law relating to bankruptcy or insolvency, nor, to Purchaser’s knowledge, has any such petition been filed against Purchaser; No general assignment of Purchaser’s property has been made for the benefit of creditors, and, to Purchaser’s knowledge, no receiver, master, liquidator or trustee has been appointed for Purchaser or any of its property; Purchaser is not insolvent and the consummation of the transactions contemplated by this Agreement shall not render Purchaser insolvent; and

v.	Purchaser is not and, to Purchaser’s knowledge, no affiliate of Purchaser is a person and/or entity with whom Seller is restricted from doing business under the International Emergency Economic Powers Act, 50 U.S.C. § 1701 et seq.; the Trading With the Enemy Act, 50 U.S.C. App. § 5; the USA Patriot Act of 2001; any executive orders promulgated thereunder, any implementing regulations promulgated thereunder by OFAC (including those persons and/or entities named on OFAC’s List of Specially Designated Nationals and Blocked Persons); or any other applicable law of the United States.

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C.	Survival of Purchaser’s Representations. Purchaser acknowledges that the representations of Purchaser set forth in Section 16(B) hereof are a material inducement to Seller to enter into this Agreement; it being understood and agreed that Purchaser’s representations shall survive the termination of this Agreement for the Survival Period (hereinafter defined).

D.	The representations of Seller set forth in this Agreement (collectively, the “Surviving Seller Representation(s)”) shall survive the Closing under this Agreement for a period of nine (9) months after the Closing Date (the “Survival Period”); provided, however, that the representations of Seller set forth in Section 16(A)(iii) and Section 16(A)(iv) hereof shall not survive the Closing to the extent that Purchaser receives a Confirming Estoppel with respect to the applicable Lease covering substantially the same matter. Each Surviving Seller Representation shall automatically be null and void and of no further force or effect after the Survival Period unless, prior to the end of the Survival Period, Purchaser shall have asserted in writing a specific claim with respect to the particular Surviving Seller Representation and commenced an action or proceeding (such action or proceeding is referred to herein as a “Proceeding”) within sixty (60) days thereafter against Seller alleging that Seller is in breach of such Surviving Seller Representation and that Purchaser has suffered an actual loss or actual damages (any such actual loss or actual damages is referred to herein as “Damages”) as a result thereof. In no event shall Purchaser be entitled to assert a claim for any consequential, special or punitive damages, nor shall it be entitled to any award or payment based on such damages. If Purchaser timely commences a Proceeding, and a court of competent jurisdiction, pursuant to a final, non-appealable order or decree in connection with such Proceeding, determines that (1) the applicable Surviving Seller Representation was breached as of the date of this Agreement or the Closing Date and (2) Purchaser suffered Damages by reason of such breach and (3) Purchaser did not have actual knowledge of such breach prior to the Closing, then Purchaser shall be entitled to receive an amount equal to the Damages, but in no event in an amount greater than the Ceiling (as hereinafter defined); provided, however, Purchaser shall not be entitled to pursue any claim against Seller for Damage unless such claim, or claims, in the aggregate, is for Damages equal to or greater than the Floor (as hereinafter defined). If Purchaser has a claim, or claims, against Seller, in excess of the Floor, then Purchaser shall be entitled to pursue Damages in connection with such claim or claims against Seller, but in no event shall Seller’s liability for any and all claims exceed the Ceiling. For purposes of this Section 16(D), Purchaser shall be deemed to have actual knowledge of any matter if Purchaser and/or its affiliates and their respective officers or employees had actual knowledge of the matter at issue prior to Closing or if such information is available in any Lease or Surviving Contract, or any other information with respect to the Premises identified in the Exhibits attached hereto. As used herein, “Floor” shall mean Three Hundred Thousand Dollars ($300,000.00), and “Ceiling” shall mean Two Million Seven Hundred Fifty Thousand Dollars ($2,750,000.00). The provisions of this Section 16(D) shall constitute the sole and exclusive remedy after Closing for breaches of Seller’s representations.

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E.	Until Closing, Seller shall endeavor to update any representations or warranties made by Seller in this Agreement to correct any material and adverse mistake and/or to reflect any material and adverse matter that arises subsequent to the date of this Agreement. If Purchaser has actual knowledge of a breach by Seller of Seller’s representations and warranties contained herein, Purchaser shall notify Seller of such breach on or prior to the date that is the earlier to occur of (i) five (5) business days after Purchaser obtains actual knowledge of such breach and (ii) the Closing Date, failing which Purchaser shall be deemed to have waived any such breach. Seller shall have the right to contest Purchaser’s determination as to a breach of Seller’s representations and warranties contained herein. In addition, Seller shall use Seller’s commercially reasonable efforts to cure any breach of Seller’s representations and warranties contained herein that is susceptible of cure, provided that Seller shall not be required to expend any sum in excess of Seven Hundred Fifty Thousand Dollars ($750,000.00), in the aggregate, in connection with all such cures. If Purchaser notifies Seller of a breach of a representation or warranty made by Seller herein, then Seller shall have until the date that is the later to occur of (x) the originally scheduled Closing Date and (y) sixty (60) days after the date Purchaser gives such notice to Seller, to cure such breach. Seller shall the right, at Seller’s option, to adjourn the Closing Date for a period of up to sixty (60) days in the aggregate with all other adjournments by Seller under this Agreement, to cure any breach by Seller of Seller’s representations and warranties contained herein. If, prior to Closing, Seller fails to cure a breach by Seller of Seller’s representations and warranties contained herein, then, subject to Article 23, Purchaser, as its sole and exclusive remedy, shall have the right to terminate this Agreement by written notice to Seller, in which case Escrow Agent shall return the Deposit (together with all interest thereon, if any) to Purchaser, and thereafter neither party to this Agreement shall have any further right or obligation hereunder, other than the Surviving Obligations (it being understood the presence of immaterial breaches shall not constitute a default by Seller or the failure by Seller to satisfy a condition to Purchaser’s obligation to consummate the Closing). For the purposes of Section 16(C) and this Section 16(E), “material” shall mean any state of facts, taken alone or together with all other material untruths or inaccuracies and all such covenants with which Seller has not materially complied, the restoration of which to the condition represented or warranted by Seller under this Agreement, or the cost of compliance with which, would cost, or the damages to Purchaser resulting from which would be, in excess of Three Hundred Thousand Dollars ($300,000.00).

F.	Seller’s representations are subject to the following limitations: (1) to the extent that Seller has provided Purchaser with any Lease or Surviving Contract or any other information with respect to the Premises at any time prior to the date of this Agreement which contain provisions inconsistent with any of such Seller’s representations contained herein, then such Seller’s representations shall be deemed modified to conform to such provisions and (2) Seller shall have no liability with respect to any incorrect information set forth in any Estoppel.

G.	The terms “to Seller’s actual knowledge,” “to the best of Seller’s actual knowledge” and phrases of similar import shall mean the actual present knowledge (and not constructive knowledge) of Andrew S. Levine and Isaac Zion without independent inquiry or investigation, and shall not mean that Seller or such individual is charged with knowledge of the acts, omissions and/or knowledge of Seller’s property manager (or any employee thereof), Seller’s other agents or employees, Seller’s predecessors in title to the Premises or any member of the Condominium Board.

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17.          Broker.

A.	Seller represents and warrants to Purchaser that it has not dealt with any broker, finder or like agent in connection with this transaction other than Jones Lang LaSalle (“Broker”). Seller shall pay the amounts due Broker as set forth in a separate agreement by and between Seller and Broker. Seller hereby indemnifies, defends and holds Purchaser harmless from and against any and all claims for any commission, fee or other compensation by any person or entity, including Broker, who shall claim to have dealt with Seller in connection with the sale of the Premises and for any and all costs incurred by Purchaser in connection with any such claims including, without limitation, reasonable attorneys’ fees and disbursements.

B.	Purchaser represents and warrants to Seller that it has not dealt with any broker, finder or like agent in connection with this transaction other than Broker. Purchaser hereby indemnifies, defends and holds Seller harmless from and against any and all claims for any commission, fee or other compensation by any person or entity other than Broker, who shall claim to have dealt with Purchaser in connection with the sale of the Premises and for any and all costs incurred by Seller in connection with any such claims including, without limitation, reasonable attorneys’ fees and disbursements.

C.	The provisions of this Article 17 shall survive the Closing or any early termination of this Agreement.

18.          Condemnation and Destruction.

A.	For purposes of this Article 18, a “Significant Portion of the Property” shall mean either (a) with respect to damage by fire or other casualty to the Property or a portion thereof, damage requiring repair costs in excess of an amount equal to ten percent (10%) of the Purchase Price, as such repair costs are reasonably estimated by Seller, or (b) with respect to a condemnation or sale in lieu of condemnation, where the reasonably estimated proceeds from such condemnation or sale exceeds an amount equal to ten percent (10%) of the Purchase Price or such condemnation or sale would have a material and adverse effect on access to the Improvements as reasonably determined by Seller.

B.	If, prior to the Closing Date, a Significant Portion of the Property is taken, or rendered unusable for its current purpose by eminent domain (or is the subject of a pending or contemplated taking which has not been consummated), Seller shall notify Purchaser of such fact (the “Taking Notice”), and, within five (5) business days after receipt of the Taking Notice, Purchaser shall have the option to terminate this Agreement upon notice to Seller given not later than five (5) business days after Seller sends the Taking Notice (a “Condemnation Termination Notice”) (TIME BEING OF THE ESSENCE). If Purchaser gives Seller a Condemnation Termination Notice, Escrow Agent shall refund to Purchaser the Deposit (together with interest thereon, if any) and, from and after the date of such termination, neither party shall have any further right or obligation hereunder except for the Surviving Obligations. If (i) Purchaser does not timely give Seller a Condemnation Termination Notice, (ii) Purchaser has no right to give Seller a Condemnation Termination Notice, or (iii) less than a Significant Portion of the Property is taken, or rendered unusable for its current purpose by eminent domain (or is the subject of a pending or contemplated taking which has not been consummated), then Purchaser shall accept so much of the Premises as remains after such taking with no abatement of the Purchase Price, and, at the Closing, Seller shall assign and turn over to Purchaser, and Purchaser shall be entitled to receive and keep, all of Seller’s interest in and to all awards for such taking by eminent domain.

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C.	If, prior to the Closing Date, a Significant Portion of the Property is destroyed by fire or other casualty, Seller shall notify Purchaser in writing of such fact (a “Casualty Notice”) and, within ten (10) business days after receipt of a Casualty Notice, Purchaser shall have the option to terminate this Agreement upon notice to Seller given not later than ten (10) business days after Seller sends the Casualty Notice (a “Casualty Termination Notice”) (TIME BEING OF THE ESSENCE). If Purchaser gives Seller a Casualty Termination Notice, Escrow Agent shall refund to Purchaser the Deposit (together with interest thereon, if any) and, from and after the date of such termination, neither party shall have any further right or obligation hereunder except for the Surviving Obligations. If (i) Purchaser does not give Seller a timely Casualty Termination Notice, (ii) Purchaser has no right to give Seller a Casualty Termination Notice, or (iii) less than a Significant Portion of the Property is destroyed by fire or other casualty, then (a) at Closing, Seller shall assign and turn over to Purchaser and Purchaser shall then have all of Seller’s right to receive any casualty insurance proceeds received by or payable to Seller, the Condominium Board or the Insurance Trustee (as defined in the Declaration) under any insurance policies maintained by Seller, the Condominium Board or the Insurance Trustee with respect to the Premises on account of said physical damage or destruction less any reasonable costs incurred by Seller in the repair or restoration of the Premises in accordance with the terms hereof and (b) the parties shall proceed to Closing pursuant to the terms hereof without abatement of the Purchase Price, except that Purchaser shall receive a credit for the lesser of (i) any insurance deductible amount, and (ii) the cost of such repairs (other than repairs which are the responsibility of Tenants under Tenant Leases) as reasonably estimated by an architect (x) selected by Seller and (y) reasonably acceptable to Purchaser.

D.	This Article 18 is an express agreement to the contrary of Section 5-1311 of the New York General Obligations Law.

19.          Escrow.

A.	The Deposit shall be held in escrow by Escrow Agent, upon the following terms and conditions:

i.	Escrow Agent shall deposit the Deposit in an interest-bearing account or invest the Deposit in a money market or monetary fund;

ii.	Escrow Agent shall deliver to Seller the Deposit (together with all interest thereon, if any) at and upon the Closing; and

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iii.	If this Agreement is terminated in accordance with the terms hereof, or if the Closing does not take place under this Agreement by reason of the failure of either party to comply with such party’s obligations hereunder, Escrow Agent shall pay the Deposit (together with all interest thereon, if any) to Seller or Purchaser, as the case may be, in accordance with the provisions of this Agreement.

B.	It is agreed that:

i.	The duties of Escrow Agent are only as herein specifically provided, and, except for the provisions of Section 19(C) hereof, are purely ministerial in nature, and Escrow Agent shall incur no liability whatever except for its own willful misconduct or gross negligence;

ii.	Escrow Agent shall not be liable or responsible for the collection of the proceeds of any checks used to pay the Deposit;

iii.	In the performance of its duties hereunder, Escrow Agent shall be entitled to rely upon any document, instrument or signature believed by it in good faith to be genuine and signed by either of the other parties hereto or their successors;

iv.	Escrow Agent may assume, so long as it is acting in good faith, that any person purporting to give any notice of instructions in accordance with the provisions hereof has been duly authorized to do so;

v.	Escrow Agent shall not be bound by any modification, cancellation or rescission of this Agreement unless in writing and signed by Escrow Agent, Seller and Purchaser;

vi.	Except as otherwise provided in Section 19(C) hereof, Seller and Purchaser shall jointly and severally reimburse and indemnify Escrow Agent for, and hold it harmless against, any and all loss, liability, costs or expenses in connection herewith, including attorneys’ fees and disbursements, incurred by Escrow Agent arising out of or in connection with its acceptance of, or the performance of its duties and obligations under, this Agreement, as well as the costs and expenses of defending against any claim or liability arising out of or relating to this Agreement, unless in each case incurred as a result of, or arising out of, the willful misconduct or gross negligence of Escrow Agent;

vii.	Each of Seller and Purchaser hereby releases Escrow Agent from any act done or omitted to be done by Escrow Agent in good faith in the performance of its duties hereunder; and

viii.	Escrow Agent may resign upon ten (10) days written notice to Seller and Purchaser. If a successor Escrow Agent is not appointed by Seller and Purchaser within such ten (10) day period, Escrow Agent may petition a court of competent jurisdiction to name a successor.

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C.	Escrow Agent is acting as a stakeholder only with respect to the Deposit. Escrow Agent, except in the event of the Closing, shall not deliver the Deposit except on seven (7) days’ prior written notice to the parties and only if neither party shall object within such seven (7) day period. If there is any dispute as to whether Escrow Agent is obligated to deliver all or any portion of the Deposit or as to whom the Deposit is to be delivered, Escrow Agent shall not be required to make any delivery, but in such event Escrow Agent may hold the same until receipt by Escrow Agent of an authorization in writing, signed by all of the parties having any interest in such dispute, directing the disposition of the Deposit (together with all interest thereon, if any), or in the absence of such authorization Escrow Agent may hold the Deposit (together with all interest thereon, if any), until the final determination of the rights of the parties in an appropriate proceeding. If such written authorization is not given or proceedings for such determination are not begun within thirty (30) days after the date Escrow Agent shall have received written notice of such dispute, and thereafter diligently continued, Escrow Agent may, but is not required to, bring an appropriate action or proceeding for leave to deposit the Deposit (together with all interest thereon, if any), in court pending such determination. Escrow Agent shall be reimbursed for all costs and expenses of such action or proceeding including, without limitation, reasonable attorneys’ fees and disbursements, by the party determined not to be entitled to the Deposit, or if the Deposit is split between the parties hereto, such costs of Escrow Agent shall be split, pro rata, between Seller and Purchaser, as the case may be, in inverse proportion to the amount of the Deposit received by each. Upon making delivery of the Deposit (together with interest thereon, if any), in the manner provided in this Agreement, Escrow Agent shall have no further obligation or liability hereunder except to the extent expressly set forth herein.

D.	Escrow Agent has executed this Agreement solely to confirm that Escrow Agent has received the Deposit (if the Deposit is made by check, subject to collection) and will hold the Deposit, in escrow, pursuant to the provisions of this Agreement.

20.          Covenants.

A.	Prior to the Closing:

i.	Seller shall not enter into any Service Contracts or collective bargaining agreements, except renewals of the Union Agreements, other than with the consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed, except for Service Contracts entered into in the ordinary course of Seller’s business and which expire prior to the Closing Date or are cancelable at any time without cause on not more than thirty (30) days’ notice; With respect to any Service Contract that pertains in part to the Premises and in part to other properties owned by affiliates of Seller (and not any Surviving Contracts), Seller shall terminate such Service Contract as the same applies to the Premises as of the Closing and pay any and all fees due thereunder; at Purchaser’s request, prior to Closing, Seller shall cooperate with Purchaser at Purchaser’s sole cost and expense so that Purchaser may obtain an agreement with AlliedBarton Security covering security guards at the Premises, including without limitation those security guards listed on Exhibit 16(A)(v), on terms acceptable to Purchaser, provided, that it shall not be a condition to Purchaser’s obligation to consummate the Closing under this Agreement that such agreement be obtained, and the foregoing (and the failure to obtain such an agreement) shall not be deemed to limit Purchaser’s obligations pursuant to Section 11(A) hereof;

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ii.	Subject to Section 20(A)(v), Seller shall keep and perform in all material respects all of the obligations to be performed by Seller under the Leases (“Landlord’s Lease Obligations”); provided that anything in this Agreement to the contrary notwithstanding, nothing contained in this Agreement shall prohibit Seller from terminating any Lease by virtue of a default by the tenant thereunder, bringing any proceeding against a Tenant by reason of a default by such Tenant under the Lease for such Tenant, or applying a Security Deposit under a Lease in accordance with the terms of such Lease or by reason of default of a Tenant under its Lease;

iii.	So long as Purchaser is not in default of its obligation to consummate the Closing under this Agreement, Seller shall not, between the date hereof and the Closing, (a) enter into any new lease or occupancy agreement for all or any portion of the Property without Purchaser’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed so long as: (1) the rent for any such portion of the Property shall be at least equal to the market rent; (2) the term shall not exceed ten (10) years; and (3) the creditworthiness of the proposed tenant shall be reasonably comparable to the existing Tenants, or (b) enter into any terminations, amendments, expansions or renewals of Leases (other than (i) a termination in accordance with Section 20(A)(ii) hereof or (ii) pursuant to the express terms of any Lease), in each instance without Purchaser’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned by Purchaser;

iv.	Seller shall not create, incur or suffer to exist any mortgage, deed of trust, lien, pledge or other encumbrance in any way affecting any portion of the Premises that will survive the Closing;

v.	Seller shall operate the Premises and administer the Leases in accordance with past practice, reasonable wear and tear excepted; provided, however, that except for Landlord’s Lease Obligations, Seller may but shall not be obligated to make any capital or other repairs, replacements or improvements to the Premises. To the extent Seller is required to make any repairs, replacements or improvements to the Improvements (other than Landlord’s Lease Obligations) or Seller elects to make any repairs, replacements or improvements to the Premises (other than Landlord’s Lease Obligations) and the Purchaser approves such election (which approval shall not be unreasonably withheld, conditioned or delayed), Purchaser shall, on or before the Closing, reimburse Seller for the unamortized costs of such repairs, replacements or improvements that are capital in nature;

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vi.	Seller shall maintain fire and extended coverage insurance on the Premises which is at least equivalent in all material respects to Seller’s insurance policies covering the Premises as of the date hereof;

vii.	Seller shall not transfer or remove any material Personal Property from the Property except for the purpose of repair or replacement thereof. Any items of Personal Property replaced after the date hereof shall be installed prior to Closing and shall be of substantially similar quality of the item of Personal Property being replaced;

viii.	Seller shall not alter the number of Union Employees or remove or replace any Union Employee from the Property, or adjust any grievance affecting the number or identity of any Union Employees assigned or to be assigned to work at the Property without prior notice to and consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed, except where there is a termination for just cause or other legitimate business reason for removing or replacing any Union Employee, or as may be necessary due to a reduction in force as permitted by the Union Agreements, or due to the need to recall any employee from layoff as required under the Union Agreements; and

ix.	Seller, to the extent received by Seller, shall promptly deliver to Purchaser copies of written default notices and written notices of lawsuits affecting the Leases, the Surviving Contracts or the Premises.

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B.	As used in this Agreement, “Leasing Costs” shall mean brokerage commissions in connection with any lease (including commissions and overrides payable to affiliates of Seller of one full commission, computed at Seller’s affiliates’ standard rates, if Seller’s affiliate is the sole broker, and one-half of such full commission if Seller’s affiliate is a co-broker), out-of-pocket reasonable legal fees and expenses incurred in connection with any Lease and all costs and expenses required under any Lease to be paid by the landlord thereunder, to or for the benefit of the tenant thereunder (including, but not limited to, the costs and expenses, or reimbursements, to prepare the space thereunder for the initial occupancy of the tenant under the applicable Lease or so-called tenant improvement allowances under any Leases). Seller shall be responsible for all Leasing Costs (“Seller’s Leasing Costs”) incurred in connection with (x) the current term of any Leases entered into prior to the date hereof and (y) any renewals, amendments, modifications, terminations, extensions and expansions entered into (and with an effective date) prior to the date hereof with respect any Leases; Seller shall pay Seller’s Leasing Costs as, if and when Seller’s Leasing Costs are due and payable pursuant to the applicable Lease or Brokerage Agreement. Seller and SLG, jointly and severally, hereby agree to indemnify, defend and hold Purchaser harmless from and against any and all liability, court costs, judgment, claim, damage or expense (including, without limitation, reasonable attorneys’ fees and expenses) to the extent arising or resulting in connection with any unpaid Seller’s Leasing Costs, except as provided herein as to any of Seller’s Leasing Costs which are credited against the Purchase Price. Purchaser shall pay all Leasing Costs (other than Seller’s Leasing Costs) (“Purchaser’s Leasing Costs”) payable in connection with: (i) the Leases entered into on or after the date hereof and approved in writing or deemed approved by Purchaser pursuant to Section 20(A)(iii) above and any Leases entered into by Purchaser after Closing, (ii) all renewals, amendments, modifications, terminations, extensions and expansions of any Leases entered into after the date hereof in accordance with the terms hereof and approved in writing or deemed approved by Purchaser, (iii) all renewals, amendments, modifications, terminations, extensions and expansions of any Leases entered into after the date hereof in accordance with the terms hereof without Purchaser’s approval, if the lessor’s consent to such action is not required under the terms of the applicable Lease, provided that in each case the applicable Purchaser’s Leasing Costs are payable in accordance with the express terms of a Lease, a Brokerage Agreement or any other agreement approved or deemed approved in accordance with the terms hereof by Purchaser (agreements referred to in clauses (i), (ii) and (iii), collectively, “New Leases”), and (iv) any Leasing Costs due as a result of an event or circumstance occurring after the Closing Date pursuant to (a) Section 31 05 of the Agreement of Lease between Seller and the Metropolitan Transportation Authority, dated as of February 25, 2010, or (b) the applicable Brokerage Agreements, as set forth on Exhibit 16(A)(xviii). If on or prior to the Closing Date, Seller shall have paid any Purchaser’s Leasing Costs, Purchaser shall reimburse Seller therefor at the Closing. Prior to the Closing, Seller and Purchaser shall review all Leases and related commission agreements and determine the amount of all Leasing Costs which are payable after the Closing for which Seller is responsible pursuant to this Section 20(B) and the aggregate amount thereof shall, at Seller’s election, be credited against the Purchase Price at the Closing (it being understood that if Seller shall not elect to credit the same against the Purchase Price, then Seller and SLG shall be responsible to pay such Seller’s Leasing Costs as and when the same become due). If Seller gives Purchaser a credit against the Purchase Price pursuant to the immediately preceding sentence, then Seller and SLG shall be relieved of all liability for Leasing Costs, and Purchaser shall pay such amounts as they become due. Purchaser hereby agrees to indemnify, defend and hold Seller and SLG harmless from and against any and all liability, loss, cost, judgment, claim, damage or expense (including, without limitation, reasonable attorneys’ fees and expenses), in connection with Purchaser’s Leasing Costs and with respect to the non-payment of any Leasing Costs for which Purchaser has received a credit at the Closing. The provisions of this Section 20(B) shall survive the Closing.

C.	With respect to any matter requiring Purchaser’s consent under this Agreement, Seller shall give Purchaser written notice requesting Purchaser’s consent to any such matter, which notice shall describe in reasonable detail the matter for which consent is being requested. Purchaser, within five (5) business days after receipt of such notice (time being of the essence), shall give Seller notice granting or denying Purchaser’s consent to such matter (and if such consent is denied, a reasonably detailed reasons for denying such consent, which reasons may be disclosed to any Tenant, to the extent such denial relates to a request made by the applicable Tenant). If Purchaser does not grant or deny Purchaser’s such consent to such matter within such period of five (5) business days, then Purchaser’s consent to such matter shall be deemed granted.

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21.          Transfer Taxes.

A.	Seller and Purchaser shall join on the Closing Date in completing, executing and delivering the returns, affidavits and other documents required in connection with the taxes imposed under Article 31 of the Tax Law of the State of New York and Title II of Chapter 46 of the Administrative Code of the City of New York and any other tax payable by reason of delivery and/or recording of the documents to be delivered at the Closing (collectively, “Conveyance Taxes”). The Conveyance Taxes shall be paid by Seller.

B.	Seller shall deliver to the Title Insurer at the Closing certified check(s), payable to the order of the appropriate tax collecting agency or official, in the amount of all Conveyance Taxes. Instead of paying any of such Conveyance Taxes directly, Seller may elect to offset the amount thereof against the Purchase Price and cause the Conveyance Taxes to be delivered to the Title Insurer for the payment thereof.

C.	Seller hereby agrees to indemnify, defend and hold Purchaser harmless from any and all losses, costs, damages, liens, claims, counterclaims, liabilities and expenses (including, but not limited to, reasonable attorneys’ fees, court costs and disbursements) incurred by Purchaser as a result of Seller’s failure to pay, or cause to be paid, all or any portion of the Conveyance Taxes at the Closing.

D.	The provisions of this Article 21 shall survive the Closing.

22.          Non-Liability. Purchaser agrees that it shall look solely to the Premises and proceeds thereof, and not to any other assets of Seller, or to the members, managers, directors, officers, employees, shareholders, partners or agents of Seller or any other person, partnership, corporation or trust, as principal of Seller or otherwise, and whether disclosed or undisclosed, to enforce its rights hereunder, and that none of the members, managers, directors, officers, employees, shareholders, partners or agents of Seller or any other person, partnership, corporation or trust, as principal of Seller or otherwise, and whether disclosed or undisclosed, shall have any personal obligation or liability hereunder, and Purchaser shall not seek to assert any claim or enforce any of its rights hereunder against such party. Seller agrees that it shall look solely to Purchaser, and not to the members, managers, directors, officers, employees, shareholders, partners or agents of Purchaser or any other person, partnership, corporation or trust, as principal of Purchaser or otherwise, and whether disclosed or undisclosed, to enforce its rights hereunder, and that none of the members, managers, directors, officers, employees, shareholders, partners or agents of Purchaser or any other person, partnership, corporation or trust, as principal of Purchaser or otherwise, and whether disclosed or undisclosed, shall have any personal obligation or liability hereunder, and Seller shall not seek to assert any claim or enforce any of its rights hereunder against such party. The provisions of this Article 22 shall survive the Closing.

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23.          Seller’s Inability to Perform; Seller’s Default. If Seller is unable to perform its obligation to convey the Premises to Purchaser in accordance with the terms of this Agreement (other than by reason of Seller’s Willful Default (as hereinafter defined)), then Purchaser, at its sole option and as its sole and exclusive remedy, may terminate this Agreement, in which event Escrow Agent shall refund to Purchaser the Deposit (and all interest earned thereon, if any), and neither party shall thereafter have any further right or obligation hereunder, other than with respect to any Surviving Obligations. “Seller’s Willful Default” shall mean Seller’s refusal (in contravention of an express obligation under this Agreement) to perform its obligation to convey the Premises to Purchaser in accordance with terms of this Agreement or any of Seller’s other material obligations hereunder; provided, that Purchaser has satisfied all conditions required to be satisfied by it under this Agreement and is ready, willing and able to perform all of its obligations under this Agreement and deliver the Purchase Price due Seller under this Agreement. In the event of Seller’s Willful Default, then Purchaser, at its sole option and as its sole and exclusive remedy may either (a) terminate this Agreement, in which event Escrow Agent shall refund to Purchaser the Deposit (and all interest thereon, if any), Seller shall reimburse Purchaser for the reasonable out-of-pocket, third-party costs theretofore incurred by Purchaser, including, without limitation, financing costs, and the cost of performing title examinations and survey for the Property (within ten (10) business days after the date that Purchaser submits to Seller a reasonably detailed invoice therefor), provided that such liability shall not exceed Seven Hundred Fifty Thousand Dollars ($750,000.00) in the aggregate, and neither party shall thereafter have any further right or obligation hereunder, other than the Surviving Obligations or (b) within thirty (30) days after any rights of Purchaser arise due to a Seller’s Willful Default, bring an action in equity against Seller for specific performance. In no event may Purchaser bring an action against Seller for damages or seek any remedy (whether or not in an action at law or in equity) against Seller that could require Seller to pay any monies to Purchaser whether characterized as damages or otherwise (except for an action to compel Escrow Agent to return the Deposit to Purchaser if Purchaser is, in fact, entitled to the return thereof in accordance with this Agreement, and except for a reimbursement to Purchaser of costs as expressly provided for in this Article 23). The untruth or inaccuracy of any representation or warranty of Seller or Seller’s noncompliance with any of its covenants shall not be deemed Seller’s Willful Default, provided Seller has cured such untruth, inaccuracy or non-compliance in accordance with the terms of this Agreement.

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24.          Condition of Premises.

A.	Purchaser shall accept the Premises at the Closing in its “as is” condition as of the date hereof, reasonable wear and tear excepted, and subject to the provisions of Article 18 hereof in the event of a casualty or condemnation and subject to Seller’s compliance with the covenants contained in Article 20 hereof or elsewhere in this Agreement. Seller shall not be liable for any latent or patent defects in the Premises or bound in any manner whatsoever by any guarantees, promises, projections, operating expenses, set ups or other information pertaining to the Premises made, furnished or claimed to have been made or furnished, whether orally or in writing, by Seller, the Condominium Board or any other person or entity, or any partner, employee, agent, attorney or other person representing or purporting to represent Seller, except to the extent expressly set forth herein or in any document or instrument expressly required in this Agreement to be delivered at Closing. Purchaser acknowledges that neither Seller nor any of the employees, agents or attorneys of Seller have made or do make any oral or written representations or warranties whatsoever to Purchaser, whether express or implied, except as expressly set forth in this Agreement or in any of the documents to be delivered at Closing, and, in particular, that no such representations and warranties have been made with respect to the physical, environmental condition or operation of the Premises, the presence, introduction or effect of Hazardous Materials at or affecting the Premises, the actual or projected revenue and expenses of the Premises, the current or future budget of the Condominium, the legality of the rents charged to Tenants, the zoning and other laws, regulations and rules or Relevant Environmental Laws applicable to the Premises or the compliance of the Premises therewith, the current or future real estate tax liability, assessment or valuation of the Premises, the availability of any financing for the alteration, rehabilitation or operation of the Premises from any source, including, without limitation, any state, city or federal government or any institutional lender, the current or future use of the Premises, including, without limitation, the use for residential or commercial purposes, the present and future condition and operating state of any and all machinery or equipment in the Premises and the present or future structural and physical condition of the Building or its suitability for rehabilitation or renovation, the ownership or state of title of any Personal Property, the quantity, quality or condition of the Personal Property or Fixtures, the use or occupancy of the Premises or any part thereof, or any other matter or thing affecting or relating to the Premises, the Property or the transactions contemplated hereby, except as specifically set forth in this Agreement or in any of the documents to be delivered at Closing.

B.	Purchaser has not relied and is not relying upon any representations or warranties or upon any statements made in any informational materials with respect to the Premises provided by Seller or any other person or entity, or any shareholder, employee, agent, attorney or other person representing or purporting to represent Seller, other than the representations and warranties expressly set forth in this Agreement or in any of the documents to be delivered at Closing. The parties hereto agree that the Personal Property included in this sale, which is or may be attached to or used in connection with the Premises, has no significant separate value except in conjunction with the Premises. No part of the Purchase Price is attributable to the Personal Property.

C.	Purchaser acknowledges that it has reviewed the Condominium Documents and has reviewed or had an opportunity to review the books and records of the Condominium. Purchaser further acknowledges and represents that Seller has not made or purported to make any representations on behalf of the Condominium, and that the Condominium has not made or purported to make any representations on behalf of Seller.

D.	The provisions of this Article 24 shall survive the Closing.

25.          Environmental Matters. Without limiting the generality of Article 24, Purchaser acknowledges that it has had an opportunity to conduct its own investigation of the Premises with regard to Hazardous Materials and compliance of the Premises with Relevant Environmental Laws. Purchaser is aware (or has had sufficient opportunity to become aware) of the environmental, biological and pathogenic conditions of, affecting or related to the Premises and Purchaser agrees to take the Premises subject to such conditions. Purchaser agrees to assume all costs and liabilities arising out of or in any way connected to the Premises, including, but not limited to those arising out of Hazardous Materials and Relevant Environmental Laws. Purchaser hereby releases Seller, its principals and affiliates, and their respective officers, directors, members, managers, partners, agents, employees, successors and assigns, from and against any and all claims, counterclaims and causes of action which Purchaser may now or in the future have against any of the foregoing parties arising out of the existence of Hazardous Materials affecting the Premises. The provisions of this Article 25 shall survive the Closing.

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26.          Tax Certiorari Proceedings.

A.	If any tax reduction or tax certiorari proceedings in respect of any Unit or the Property relating to any fiscal year ending prior to the fiscal year in which the Closing occurs are pending at the time of the Closing, Seller reserves and shall have the right to continue to prosecute and/or settle the same. If any tax reduction proceedings in respect of any Unit or the Property relating to the fiscal year in which the Closing occurs are pending at the time of the Closing, then Seller reserves and shall have the right to continue to prosecute and/or settle the same, provided, however, that Seller shall not settle any such proceeding without Purchaser’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, and Purchaser shall be entitled to that portion of any refund relating to the period from and after the Closing in accordance with Section 7(D). Purchaser shall reasonably cooperate with Seller in connection with the prosecution of any such tax reduction proceedings. Purchaser shall have the sole right to prosecute any tax proceedings in respect of any Unit or the Property relating to any fiscal year ending after the fiscal year in which the Closing occurs. Seller shall reasonably cooperate with Purchaser at no out-of-pocket expense to Seller in connection with the prosecution of any such tax proceedings.

B.	Any refunds or savings in the payment of taxes resulting from such tax reduction proceedings applicable to the period prior to the Closing shall belong to and be the property of Seller, and any refunds or savings in the payment of taxes applicable to the period from and after the Closing shall belong to and be the property of Purchaser; provided, however, that if any such refund creates an obligation to reimburse any Tenants for any Overage Rent paid or to be paid, that portion of such refund equal to the amount of such required reimbursement (after deduction of allocable expenses as may be provided in the Lease to such Tenant) shall, at Seller’s election, either (i) be paid to Purchaser and Purchaser shall disburse the same to such Tenants or (ii) be paid by Seller directly to the Tenants entitled thereto. All reasonable attorneys’ fees and other expenses incurred in obtaining such refunds or savings shall be apportioned between Seller and Purchaser in proportion to the gross amount of such refunds or savings payable to Seller and Purchaser, respectively (without regard to any amounts reimbursable to Tenants).

C.	The provisions of this Article 26 shall survive the Closing.

27.          Notices. All notices, demands or requests made pursuant to, under or by virtue of this Agreement (in each case, a “Notice”) must be in writing and sent to the party to which the Notice is being made by nationally recognized overnight courier or delivered by hand with receipt acknowledged in writing as follows:

To Seller:

c/o SL Green Realty Corp.

420 Lexington Avenue

New York, New York 10170-1881

Attention: Andrew S. Levine, Esq.

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with a copy to:

c/o SL Green Realty Corp.

420 Lexington Avenue

New York, New York 10170-1881

Attention: Marc Holliday

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Attention: Peter E. Fisch, Esq.

To Purchaser:

ARC NY333W3401, LLC
c/o American Realty Capital
405 Park Avenue, 12th Floor
New York, New York 10022
Attention: Jesse C. Galloway, Esq.

with a copy to:

ARC NY333W3401, LLC
c/o American Realty Capital
405 Park Avenue, 12th Floor
New York, New York 10022
Attention: Brian S. Block

To Escrow Agent:

Fidelity National Title Insurance Company

485 Lexington Avenue, 18th Floor
New York, New York 10017
Attention: Nick De Martini

All Notices (i) shall be deemed given upon the date of delivery if delivery is made before 4:00 PM (New York time) and, if delivered later, on the next business day after delivery of such Notice or the date of refusal to accept delivery of such Notice and (ii) may be given either by a party hereto or by such party’s attorney set forth above. The address for Notices to any party may be changed by such party by a written Notice served in accordance with this Article 27.

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28.          Entire Agreement. This Agreement contains all of the terms agreed upon between the parties with respect to the subject matter hereof, and all agreements heretofore made between the parties hereto are merged in this Agreement which alone fully and completely expresses the agreement of said parties.

29.          Amendments. This Agreement may not be changed, modified or terminated, nor may any provision hereunder be waived, except by an instrument executed by the parties hereto.

30.          No Waiver. No waiver by either party of any failure or refusal to comply with its obligations under this Agreement shall be deemed a waiver of any other or subsequent failure or refusal to so comply.

31.          Successors and Assigns. This Agreement shall inure to the benefit of, and shall bind the parties hereto and the heirs, executors, administrators, successors and permitted assigns of the respective parties.

32.          Partial Invalidity. If any term or provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

33.          Section Headings; Incorporation of Exhibits. The headings of the various Articles and Sections of this Agreement have been inserted only for convenience, and are not part of this Agreement and shall not be deemed in any manner to modify, explain or restrict any of the provisions of this Agreement. Unless otherwise provided in this Agreement, any reference in this Agreement to an Exhibit is understood to be a reference to the Exhibits annexed to this Agreement. All Exhibits annexed to this Agreement shall be incorporated into this Agreement as if fully set forth herein.

34.          Governing Law. This Agreement shall be governed by, interpreted under and construed and enforced in accordance with, the laws of the State of New York, without reference to conflicts of laws principles. Each of the parties hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of OR relating to this Agreement. THIS WAIVER IS A MATERIAL INDUCEMENT FOR SELLER TO ENTER INTO AND ACCEPT THIS AGREEMENT AND THE DOCUMENTS DELIVERED BY PURCHASER AT THE CLOSING AND NOTWITHSTANDING ANY OTHER TERM OF THIS AGREEMENT, SHALL SURVIVE THE CLOSING OR THE TERMINATION OF THIS AGREEMENT. Any action brought under or in respect of this Agreement shall be brought in a court of law located in the City, County and State of New York. The prevailing party in any such action (it being understood that a party may not prevail on all claims yet may still be deemed by the determining court of law to be the prevailing party for purposes of this Article 34) shall be entitled to recovery of all of its fees and expenses (including reasonable legal fees) incurred in such action.

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35.          Confidentiality.

A.	Except as may be required by law, the Securities and Exchange Commission (“SEC”), or in connection with any court or administrative proceeding and as expressly provided in Section 35(B) below, and subject to Section 35(B) below, neither Purchaser nor Seller, nor either of their agents or designees shall issue or cause the publication of any press release or other public announcement, or cause, permit or suffer any other disclosure which sets forth the terms of the transactions contemplated hereby (other than to Purchaser’s consultants, advisors, attorneys, accountants, lenders and investors or potential investors, who, in turn, shall be bound by this Article 35), without first obtaining the written consent of the other party hereto.

B.	Purchaser recognizes that SLG, which indirectly owns interests in Seller, is a public company. Accordingly, Purchaser acknowledges and agrees that Seller or SLG may disclose in press releases, filings with governmental authorities, financial statements and/or other communications such information regarding the transactions contemplated hereby as may be necessary or advisable under securities laws, rules or regulations, GAAP or other accounting rules or procedures or SLG’s prior custom, practice or procedure. Seller acknowledges and agrees that Purchaser or American Realty Capital New York Recovery REIT, Inc. may disclose in press releases, filings with governmental authorities, financial statements and/or other communications such information regarding the transactions contemplated hereby as may be necessary or advisable under securities laws, rules or regulations, GAAP or other accounting rules or procedures or American Realty Capital New York Recovery REIT, Inc.’s prior custom, practice or procedure. Notwithstanding the foregoing, any press release or other public statement (i) that names Seller, SLG or its affiliates or the Property shall be subject to the prior approval of Seller, not to be unreasonably withheld or delayed, or (ii) that names Purchaser or its affiliates shall be subject to the prior approval of Purchaser, not to be unreasonably withheld or delayed.

36.          No Recording or Notice of Pendency. The parties hereto agree that neither this Agreement nor any memorandum hereof shall be recorded. Supplementing the other liabilities and indemnities of Purchaser to Seller under this Agreement, and notwithstanding any other provision of this Agreement (including, without limitation, any provision purporting to create a sole and exclusive remedy for the benefit of Seller), Purchaser agrees to indemnify, defend and hold Seller harmless from and against any and all losses, costs, damages, liens, claims, counterclaims, liabilities or expenses (including, but not limited to, reasonable attorneys’ fees, court costs and disbursements) incurred by Seller to the extent arising from or by reason of the recording of this Agreement or any memorandum hereof , or any notice of pendency (unless Purchaser prevails in a final unappealable order against Seller in the action underlying such notice of pendency) by Purchaser. The provisions of this Article 36 shall survive the Closing or termination of this Agreement.

37.          Assignment. Purchaser may not assign its rights or obligations under this Agreement or transfer any direct or indirect ownership or other interest in Purchaser without the prior written consent of Seller in its sole discretion, and any such assignment made without Seller’s consent shall be void ab initio. Notwithstanding the foregoing, Purchaser may assign its rights under this Agreement in connection with the fee interest in the Premises to one (1) or more wholly-owned affiliates of Purchaser upon notice to but without the consent of Seller, provided that any such assignment does not relieve Purchaser of its obligations hereunder and such assignee assumes all of the obligations of Purchaser pursuant to a written instrument reasonably acceptable to Seller.

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38.          Counterparts. This Agreement may be executed in any number of counterparts each of which when so executed and delivered shall be deemed to be an original, but all such counterparts shall constitute one and the same agreement. An electronic (e.g., ..pdf) copy of this executed Letter Agreement shall be valid as an original for all purposes.

39.          No Partnership or Third Party Beneficiary. Nothing contained in this Agreement shall be construed to create a partnership or joint venture between the parties or their successors in interest. The provisions of this Agreement are not intended to benefit any third parties.

40.          1031 Exchange. Purchaser understands that Seller may seek to structure the disposition of the Property in such a way that will afford Seller an opportunity to take advantage of the provisions of the Code Section 1031 governing tax free exchanges and reorganizations. Purchaser, at no cost to Purchaser (unless paid by Seller), shall cooperate with Seller in connection with such efforts. Without limiting the generality of the foregoing, Purchaser, as directed by Seller, shall make all payments on account of the Purchase Price, including the Deposit, to a Qualified Intermediary (as defined in the Code) and not to Seller, directly or indirectly. Seller reserves the right, in effectuating such like kind exchange, to assign Seller’s rights, but not its obligations, under this Agreement to the Qualified Intermediary and Purchaser hereby consents to such assignment. Purchaser agrees to execute such reasonable documents and otherwise to reasonably cooperate, at no cost to Purchaser (unless paid by Seller), in such respects as may reasonably be requested by Seller in order to enable Seller to carry out a like kind exchange as aforesaid. Seller shall be entitled to one or more adjournments of the Closing Date, not to exceed sixty (60) days in the aggregate with all other adjournments by Seller under this Agreement, to facilitate such like-kind exchange.

41.          Section 3.14 Audit. Seller covenants and agrees to cooperate with Purchaser, at Purchaser’s sole cost and expense, both prior to and after the Closing, in connection with any and all reasonable information requests made by or on behalf of Purchaser, which are required to complete a so-called “Section 314 audit”, including, but not limited to providing the following (to the extent applicable and in Seller’s possession or control or is information which Seller can obtain without undue burden on Seller): (a) monthly historical income statements for the Premises for 2012; (b) monthly historical income statements for the Premises for 2013, year to date; (c) five (5) years of annual historical occupancy and rent for the Premises; (d) back-up and supporting documents relating to the items set forth herein (such as bills, checks, etc.); and (e) the most current financial statement for each of the Tenants to the extent such current financial statements are in the possession of Seller or its managing agent. In addition, Seller shall reasonably cooperate with Purchaser, at Purchaser’s sole cost and expense, both prior to and after the Closing, in connection with any and all information requests made by or on behalf of Purchaser, provided that such information is in Seller’s possession or control or which Seller can obtain without undue burden on Seller, relating to the Property, including the books and records of the Property. For the avoidance of doubt, (i) Purchaser acknowledges that to the extent such information or documentation referred to above does not exist or is not in Seller’s possession or control, Seller shall not be required to recreate or obtain such documentation or information for Purchaser, and (ii) Purchaser’s failure or inability to conduct or complete such audit shall not constitute the failure of a condition to Purchaser’s obligation to consummate the Closing (it being acknowledged, however, that Seller has a continuing obligation to comply with this Article 41). The provisions of this Article 41 shall survive the Closing until the third (3rd) anniversary of the Closing to the extent requests are made by the SEC; provided, however, that nothing in this Article 41 shall obligate Seller to remain in existence or prevent the Seller from dissolving after the Closing (subject to Seller’s other obligations pursuant to this Agreement).

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42.          Consequential and Punitive Damages. Each of Seller and Purchaser waives any right to sue the other for any consequential or punitive damages for matters arising under this Agreement. The provisions of this Article 42 shall survive Closing or termination of this Agreement.

[Signatures commence on the following page]

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IN WITNESS WHEREOF, this Sale-Purchase Agreement has been duly executed by the parties hereto as of the day and year first above written.

SELLER:

333W34 SLG Owner LLC
a Delaware limited liability company

By:	/s/ Andrew S. Levine
Name: Andrew S. Levine
Title: Executive Vice President

PURCHASER:

ARC NY333W3401, LLC
a Delaware limited liability company

By:	/s/ Michael A. Happel
Name: Michael A. Happel
Title: Chief Investment Officer

The undersigned has executed this Agreement solely to confirm its acceptance of its obligations as set forth in Section 20(B):

SL GREEN REALTY CORP.
a Maryland corporation

By:	/s/ Andrew S. Levine
Name: Andrew S. Levine
Title: Executive Vice President

[Signatures continue on following page]

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The undersigned has executed this Agreement solely to confirm its acceptance of the duties of Escrow Agent as set forth in Article 19 hereof:

FIDELITY NATIONAL TITLE INSURANCE COMPANY

By:	/s/ Nick De Martini
Name: Nick De Martini
Title: Senior Vice President

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EXHIBIT A

Description of the Units and the Land

The Condominium Unit (in the Building located at and known as and by Street Number 333 West 34th Street, designated and described as Unit A, Unit B and Unit C (hereinafter called the “Units”) in the Declaration (hereinafter called “Declaration”) made by the Sponsor under the Condominium Act of the State of New York (Article 9-B of the Real Property Law of the State of New York), dated 02/17/2010 and recorded 02/24/2010 in the Office of the Register of the City of New York, County of New York in CRFN 2010000064661 as amended by First Amendment to Declaration dated 03/01/2011 recorded 06/06/2013 in CRFN 2013000225798 establishing a plan for Condominium ownership of said Building and the land upon which the same is erected (hereinafter sometimes collectively called the “Property”) and also designated and described as Tax Lot No. 1001, 1002 and 1003, respectively, Block 758, Borough of Manhattan, on the Tax Map of the Real Property Assessment Department of the City of New York and on the floor plans of said Building certified by Peter F. Faranella on 02/17/2010 and filed as Condominium Plan No. 2151 on 02/24/2010 in CRFN 2010000064662 in the aforesaid Register’s Office, as amended by Amendment filed 06/06/2013 CRFN 2013000225799.

TOGETHER with and undivided 61.987, 32.491 and 5.522 respective percentage interest in the common elements of the property as described in the Declaration (hereinafter called the “Common Elements”) recorded in CRFN 2010000064662.

The land upon which the Building containing the Unit is erected is described as follows:

ALL those certain plots, pieces or parcels of land, situate, lying and being in the Borough of MANHATTAN, City of NEW YORK, County of NEW YORK, State of NEW YORK, bounded and described as follows:

BEGINNING at a point on the northerly side of 34TH STREET, distant 270 feet easterly from the corner formed by the intersection of the said northerly side of 34TH STREET with the easterly side of NINTH AVENUE, at or opposite to the end of the middle line of a certain party wall;

running thence northerly parallel with the easterly side of NINTH AVENUE and through the middle line of said party wall, 98 feet 9 inches to the center line of the block;

thence westerly along the center line of the block, 71 feet 1-1/2 inches to a point in said center line, distant 198 feet 10-1/2 inches easterly from the easterly side of NINTH AVENUE;

thence northerly parallel with the easterly side of NINTH AVENUE and for part of the distance through a party wall, 98 feet 9 inches to the southerly side of 35TH STREET;

thence easterly along the southerly side of 35TH STREET, 196 feet 7-1/2 inches to a point distant 404 feet 6 inches westerly from the westerly side of EIGHTH AVENUE;

Exhibit A-1

thence southerly parallel with the westerly side of EIGHTH AVENUE, 197 feet 6 inches to the said northerly side of WEST 34TH STREET;

thence westerly along said northerly side of WEST 34TH STREET, 125 feet 6 inches to the point or place of BEGINNING.

TOGETHER with all right, title and interest of, in and to any streets and roads, abutting the above described premises, to the center line thereof.

Exhibit A-2

EXHIBIT 1(A)

Existing Brokerage Agreements

1.	Godiva Chocolatier, Inc. (Entire 6th Floor and part 7th Floor) – Brokerage Agreement between Grubb & Ellis New York, Inc. and 333W34 Owner LLC dated November 30, 2010.

2.	Metropolitan Transportation Authority (Suites 500B & 505) – Brokerage Agreement between Cushman & Wakefield, Inc. and 333W34 SLG Owner LLC dated November 18, 2010.

3.	Metropolitan Transportation Authority (7th, 8th, 9th, and 10th Floors) – Brokerage Agreement between Cushman & Wakefield, Inc. and 333W34 SLG Owner LLC dated February 18, 2010.

4.	Metropolitan Transportation Authority (7th, 8th, 9th, and 10th Floors) – Brokerage Agreement between Cushman & Wakefield, Inc. and 333W34 SLG Owner LLC dated February 2010.

5.	The Segal Company, Inc. (Entire 2nd, 3rd, 4th and 5th Floors) – Brokerage Agreement between CB Richard Ellis, Inc. and 333W34 SLG Owner LLC dated February 12, 2008, as amended by that Brokerage Agreement between CB Richard Ellis, Inc. and 333W34 SLG Owner LLC dated May 11, 2009.

Exhibit 1(A)-1

EXHIBIT 1(B)

Form of Deed

THIS INDENTURE, made as of the ___ day of ________, 2013 between 333W34 SLG Owner LLC (“Grantor”), a Delaware limited liability company, having an address c/o SL Green Realty Corp., 420 Lexington Avenue, New York, New York 10170 and ARC NY333W3401, LLC (“Grantee”), a Delaware limited liability company, having an address c/o American Realty Capital, 405 Park Avenue, 15th Floor, New York, New York 10022.

WITNESSETH:

That the Grantor, in consideration of Ten Dollars ($10.00) and other valuable consideration paid by the Grantee, does hereby grant and release unto the Grantee, and the heirs or successors and assigns of the Grantee, forever:

The Units known as Unit A, Unit B and Unit C (individually, a “Unit” and collectively, the “Units”) in the condominium known as the 333 West 34th Street Condominium (“Condominium”) in the building known as and by the street number 333 West 34th Street, New York, New York (“Building”), and designated and described as such in the Declaration establishing a plan for condominium ownership of the Building and the parcel of land described below on which it is situated, made under Article 9B of the Real Property Law of the State of New York, dated February 17, 2010, submitting the Property to the provisions of Article 9-B of the New York State Real Property Act and recorded on February 24, 2010 in the Register’s Office in CRFN 2010000064661, as amended by that certain First Amendment, dated as of March 1, 2011, and recorded in the Register’s Office on June 6, 2013 in CRFN2013000225798 (collectively, the “Declaration”) and designated as Tax Lot Nos. 1001, 1002 and 1003 in Block 758 on the Tax Map of the City of New York for the Borough of Manhattan and on the floor plans of the Building (“Floor Plans”), certified by Peter F. Faranella on the 17th day of February, 2010 and filed in the Office of the City Register, New York County, on the 24th day of February, 2010, as Condominium Plan No.2151 in CRFN 2010000064662 in the aforesaid Register’s Office, as amended by Amendment filed 06/06/2013 CRFN 2013000225799.

The land is described as follows:

ALL those certain plots, pieces or parcels of land, situate, lying and being in the Borough of MANHATTAN, City of NEW YORK, County of NEW YORK, State of NEW YORK, bounded and described as follows:

BEGINNING at a point on the northerly side of 34TH STREET, distant 270 feet easterly from the corner formed by the intersection of the said northerly side of 34TH STREET with the easterly side of NINTH AVENUE, at or opposite to the end of the middle line of a certain party wall;

running thence northerly parallel with the easterly side of NINTH AVENUE and through the middle line of said party wall, 98 feet 9 inches to the center line of the block;

Exhibit 1(B)-1

thence westerly along the center line of the block, 71 feet 1-1/2 inches to a point in said center line, distant 198 feet 10-1/2 inches easterly from the easterly side of NINTH AVENUE;

thence northerly parallel with the easterly side of NINTH AVENUE and for part of the distance through a party wall, 98 feet 9 inches to the southerly side of 35TH STREET;

thence easterly along the southerly side of 35TH STREET, 196 feet 7-1/2 inches to a point distant 404 feet 6 inches westerly from the westerly side of EIGHTH AVENUE;

thence southerly parallel with the westerly side of EIGHTH AVENUE, 197 feet 6 inches to the said northerly side of WEST 34TH STREET;

thence westerly along said northerly side of WEST 34TH STREET, 125 feet 6 inches to the point or place of BEGINNING.

TOGETHER WITH all right, title and interest of, in and to any streets and roads, abutting the above described premises, to the center line thereof.;

TOGETHER WITH and undivided 67.509 and 32.491 respective percentage interest in the Common Elements;

TOGETHER WITH the appurtenances and all the estate and rights of the Grantor in and to the Units;

TOGETHER WITH and subject to the rights, obligations, easements, restrictions, reservations and other provisions of the Declaration and of the By-Laws (including the Rules and Regulations thereunder) of the Condominium, as such Declaration and By-Laws may be amended from time to time by instruments recorded in the Office of the Register of the City of New York, New York County, all of which rights, obligations, easements, restrictions and other provisions, shall constitute covenants running with the land and shall bind any and all persons having at any time any interest or estate in the Units, as though recited and stipulated at length herein; and subject to any other matters of record as of the date hereof;

TO HAVE AND TO HOLD the same unto the Grantee, and the heirs or successors and assigns of the Grantee, forever.

Grantee by accepting delivery of this deed covenants and agrees to be bound by and to comply with the provisions of the Declaration and the By-Laws of the Condominium (including but not limited to the Rules and Regulations thereunder) recorded simultaneously with and as a part of the Declaration, as the same may be amended from time to time by instruments recorded in the Office of the Register of the City of New York, New York County.

Subject to any restrictions contained in the Declaration or in the By-Laws, the Units may be used for any legal purpose.

The Grantor, in compliance with Section 13 of the Lien Law of the State of New York, covenants that the Grantor will receive the consideration for this conveyance and will hold the right to receive such consideration as a trust fund for the purpose of paying the cost of the improvement and will apply the same first to the payment of the cost of the improvement before using any part of the same for any other purpose.

[Signature page follows immediately]

Exhibit 1(B)-2

IN WITNESS WHEREOF, the Grantor has duly executed this deed as of the day and year first above written.

GRANTOR:

333W34 SLG Owner LLC

By:
Name:
Title:

Exhibit 1(B)-3

EXHIBIT 1(C)

Description of Leases

Tenant	Lease Documents
Godiva Chocolatier, Inc.

Agreement of Lease, dated as of November 15, 2010 between Seller, as landlord, and Godiva Chocolatier, Inc., as tenant (“Godiva”);

Guaranty, dated as of November 12, 2010, from Ülker Bisküvi Sanayi A.S. for the benefit of Seller; and

Substantial Completion Notice dated March 11, 2011 from Seller and agreed to by Godiva.

Metropolitan Transportation Authority

Agreement of Lease, dated as of February 25, 2010 between Seller, as landlord, and The Metropolitan Transportation Authority, as tenant (the “MTA”);

Letter Agreement, dated as of February 25, 2010 between Seller and the MTA;

Notice of Delivery of Premises dated June 15, 2010 from Seller and agreed to by the MTA;

Commencement Date Agreement dated July 1, 2010 from Seller and agreed to by the MTA;

Amendment to Non-Disturbance Agreement, dated as of October 21, 2010 between the Board of Managers of the 333 West 34th Street Condominium and the MTA;

First Lease Modification and Additional Space Agreement, dated as of October 21, 2010 between Seller and the MTA;

Amended and Restated Memorandum of Lease, dated as of October 21, 2010 between Seller and the MTA; and

Additional Space Commencement Date Agreement, dated December 21, 2010 from Seller and agreed to by the MTA.

Sam Ash New York Megastores LLC

Agreement of Lease, dated as of July 9, 2012 between and Seller, as landlord, and Sam Ash New York Megastores LLC, as tenant (“Sam Ash”) and

Substantial Completion Notice dated January 10, 2013 from Seller and agreed to by Sam Ash.

The Segal Company (Eastern States), Inc.

Agreement of Lease, dated as of February 6, 2008 between Seller, as landlord, and The Segal Company (Eastern States), Inc., as tenant (“Segal”);

Guaranty, dated as of February 6, 2008, from The Segal Group, Inc. for the benefit of Seller;

Letter Agreement dated May 29, 2009 from Seller and agreed to by Segal;

Lease Modification & Substitution of Space Agreement, dated as of June 22, 2009 between Seller and Segal;

Letter Agreement dated June 26, 2009 from Seller and agreed to by Segal;

Letter Agreement dated July 31, 2009 from Seller and agreed to by Segal;

Letter Agreement dated August 12, 2009 from Seller and agreed to by Segal;

Escrow Agreement dated August 20, 2009 between Seller and Segal and Davis & Gilbert LLP, as escrow agent;

Second Modification of Lease, dated as of November 30, 2009 between Seller and Segal; and

Third Modification of Lease, dated as of February 6, 2012 between Seller and Segal.

Exhibit 1(C)-1

EXHIBIT 1(D)

Surviving Contracts

Service Contract	Vendor
BMS Maintenance	Siemens Building Technologies
Class E Maintenance	Firecom - Case Acme
Electrician Services	Knight Electrical
Elevator Media Services	Captivate Network
Fire Alarm - Central Station Monitoring	AFA
Generator Maintenance	Atlantic Detroit Diesel
Copier & Fax Lease	Canon
Security (CCTV, Turnstiles, Keycard System)	Classic Security
Water Management (Cooling Tower)	Tower Water Management
Electric Purchasing	Hess Corp

Exhibit 1(D)-1

EXHIBIT 4(A)

Title Objections

Items in Schedule B of the Commitment to be modified:

Item A to be modified to include only taxes, tax liens, tax sales, water rates, sewer and assessments which are not yet due and payable.

Item C and Item 1 to be modified to be consistent with Section 4(I) of the Agreement.

Item D to be modified to include only rights of tenants or persons in possession pursuant to the Leases or any subleases without rights of first refusal to purchase or other purchase options.

Items in Schedule B of the Commitment to be omitted:

Item B, Item 3, Item 6, Item 8, Item 9, Item 10, Item 11, Item 12, Item 13, Item 14, Item 15, Item 16, Item 17, Item 18, Item 19, Item 20

Exhibit 4(A)-1

EXHIBIT 8(A)(ii)

Form of Bill of Sale

KNOW ALL MEN BY THESE PRESENTS,

That, subject to the terms and conditions hereinafter set forth, 333W34 SLG Owner LLC, a Delaware limited liability company having an address c/o SL Green Realty Corp., 420 Lexington Avenue, New York, New York 10170 (collectively, “Seller”) for and in consideration of the sum of Ten Dollars ($10.00), lawful money of the United States, to it in hand paid at or before delivery of these presents by ARC NY333W3401, LLC, a Delaware limited liability company having an address c/o American Realty Capital, 405 Park Avenue, 15th Floor, New York, New York 10022 (“Purchaser”), the receipt of which is hereby acknowledged, has bargained and sold, and by these presents does grant and convey unto Purchaser its successors and assigns all right, title and interest of Seller in and to all of the Personal Property (as such term is defined in that certain Sale-Purchase Agreement dated June 28, 2013, between Seller and Purchaser (the “Agreement”)).

Seller grants and conveys the Personal Property unto Purchaser without recourse and without representation or warranty of any kind, express or implied (except to the extent and only for so long as any representation and warranty, if any, regarding the Personal Property as is set forth in the Agreement shall survive the Closing (as defined in the Agreement), and subject to the limitations contained herein).

TO HAVE AND TO HOLD the same unto Purchaser, its successors and assigns forever.

SELLER HAS MADE NO WARRANTY THAT THE PERSONAL PROPERTY COVERED BY THIS BILL OF SALE IS MERCHANTABLE OR FIT FOR ANY PARTICULAR PURPOSE AND THE SAME IS SOLD IN AN “AS IS” “WHERE IS” CONDITION EXCEPT AS MAY BE EXPRESSLY SET FORTH IN TE AGREEMENT. BY ACCEPTANCE HEREOF, PURCHASER AFFIRMS THAT IT HAS NOT RELIED ON ANY WARRANTY OF SELLER WITH RESPECT TO THE PERSONAL PROPERTY EXCEPT AS MAY BE EXPRESSLY SET FORTH IN THE AGREEMENT AND THAT THERE ARE NO REPRESENTATIONS OR WARRANTEES, EXPRESSED, IMPLIED OR STATUTORY (EXCEPT TO THE EXTENT AND ONLY FOR SO LONG AS ANY REPRESENTATION AND WARRANTY, IF ANY, REGARDING THE PERSONAL PROPERTY AS SET FORTH IN THE AGREEMENT SHALL SURVIVE THE CLOSING, AND SUBJECT TO THE LIMITATIONS CONTAINED THEREIN).

This Bill of Sale shall be governed by and construed in accordance with the laws of the State of New York.

This Bill of Sale shall be binding upon, enforceable by and shall inure to the benefit of the parties hereto and their respective successors and assigns.

[Signature page follows immediately]

Exhibit 8(A)(ii)-1

IN WITNESS WHEREOF, Seller has caused this instrument to be duly executed this day of ________________, 2013.

SELLER:

333W34 SLG Owner LLC
a Delaware limited liability company

By:
Name:
Title:

Exhibit 8(A)(ii)-2

EXHIBIT 8(A)(iii)

Form of Assignment and Assumption of Leases

THIS ASSIGNMENT AND ASSUMPTION OF LEASES (this “Assignment”), made as of the ____ day of _________, 2013, between 333W34 SLG Owner LLC, a Delaware limited liability company having an address c/o SL Green Realty Corp., 420 Lexington Avenue, New York, New York 10170 (“Assignor”) and ARC NY333W3401, LLC, a Delaware limited liability company, with offices c/o American Realty Capital, 405 Park Avenue, 15th Floor, New York, New York 10022 (“Assignee”):

RECITALS

WHEREAS, pursuant to that certain Sale-Purchase Agreement dated June 28, 2013, between Assignor, as seller, and Assignee, as purchaser (the “Agreement”), Assignor is selling the Premises (as such term is more particularly described in the Agreement) to Assignee.

NOW THEREFORE, in consideration of the foregoing promises, covenants and undertakings contained in this Assignment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ASSIGNMENT AND ASSUMPTION

1.         Assignor hereby assigns, transfers, sets-over, delivers and conveys unto Assignee all of the rights, title and interest of Assignor, as landlord, under the Leases (as such term is defined in the Agreement), all security deposits paid by Assignor, all guaranties of the Tenant’s obligations under the Leases, if any, and all letters of credit delivered to Assignor pursuant to the Leases described in Schedule A annexed hereto and incorporated herein by this reference, and all rents, issues and profits arising therefrom (subject to adjustment as set forth in the Agreement), TO HAVE AND TO HOLD all and singular subject as aforesaid, unto Assignee. This conveyance is made without any recourse and without representation or warranty of any kind, express or implied (except to the extent and only for so long as any representation and warranty, if any, regarding the Leases as is set forth in the Agreement shall survive the Closing (as defined in the Agreement), and subject to the limitations contained therein).

2.         Assignee assumes all of Assignor’s obligations imposed upon landlord under the Leases and liabilities, in each case, arising on or after the date hereof to be performed by Assignor, as landlord, under the Leases, for the duration of the respective terms thereof.

3.         Assignee and Assignor acknowledge and agree that there are no advance rents, security deposits or other deposits being held by Assignor under the Leases, other than as described in Exhibit 16(A)(iv) to the Agreement.

4.         Assignee does hereby for itself and its legal representatives, successors and assigns agree to indemnify and save harmless Assignor and its legal representatives, successors and assigns, from and against any and all liability, claims, counterclaims, costs, charges, expenses, losses, damages, fees and expenses, including, but not limited to, reasonable attorneys’ fees and expenses and the costs of prosecuting the within indemnification, arising from or as a result of Assignee’s acts or omissions, arising from and after the date hereof, asserted by any of tenants or any person or persons claiming under any of them with respect to any such Leases.

Exhibit 8(A)(iii)-1

5.         This Assignment shall be binding upon, enforceable by and shall inure to the benefit of the parties hereto and their respective successors and assigns.

6.         This Assignment may be signed in multiple counterparts which, when taken together and signed by all parties and delivered to any other party hereto, shall constitute a binding Assignment between the parties.

7.         This Assignment shall be governed by and construed in accordance with the laws of the State of New York without reference to conflicts of laws principles.

8.         Assignor and Assignee shall each execute and deliver such additional documents and take such further actions as the other party may reasonably request to effectuate the purpose of this Assignment.

IN WITNESS WHEREOF, Assignor and Assignee have duly executed this instrument as of the date first set forth above.

ASSIGNOR:
333W34 SLG Owner LLC
a Delaware limited liability company

By:
Name:
Title:

ASSIGNEE:
ARC NY333W3401, LLC
a Delaware limited liability company

By:
Name:
Title:

Exhibit 8(A)(iii)-2

Schedule A

Exhibit 8(A)(iii)-3

EXHIBIT 8(A)(vii)

Form of Tenant Notice Letter

333W34 SLG Owner LLC

c/o SL Green Realty Corp.

420 Lexington Avenue

New York, New York 10170

_________, 2013

By Certified Mail -

Return Receipt Requested

(Name/Address of Tenant)

Re: Lease For _________ at 333 West 34th Street,

New York, NY (the “Premises”)

Dear Sir or Madam:

Please be advised that effective as of the date of this letter:

(1)      333W34 SLG Owner LLC (“Seller”) has conveyed, all of its right, title and interest in and to the Premises, including its interest as landlord under your lease, to ARC NY333W3401, a Delaware limited liability company, having an address c/o American Realty Capital, 405 Park Avenue, 15th Floor, New York, New York 10022 (“Purchaser”);

(2)      Purchaser has assumed the landlord’s obligations under your lease arising from and after the date hereof; and

Accordingly, you are hereby notified that all future rent and additional rent payments due under your lease affecting the above-referenced premises should be delivered to:

and any notices, inquiries or requests regarding such lease should be delivered to:

In addition, all unapplied security deposits held by Seller, if any, together with any interest earned thereon, have been transferred to Purchaser.

[Signature page follows immediately]

Exhibit 8(A)(vii)-1

Very truly yours,

333W34 SLG Owner LLC
a Delaware limited liability company

By:
Name:
Title:

Exhibit 8(A)(vii)-2

EXHIBIT 8(A)(xvi)

Form of Title Affidavit

333W34 SLG Owner LLC

c/o SL Green Realty Corp.

420 Lexington Avenue

New York, New York 10170

TITLE NO.:

DATED: As of _________, 2013

STATE OF NEW YORK	)
) ss:
COUNTY OF NEW YORK	)

333W34 SLG Owner LLC, a Delaware limited liability company, (the “Seller”), certify to Fidelity National Title Insurance Company (the “Title Company”), in connection with the sale of the Premises (hereinafter defined) to ARC NY333W3401, LLC, a Delaware limited liability company, and as an inducement to Title Company to omit or modify certain exceptions raised in Title Company’s owner’s title commitment to Seller, that:

1.         For the purposes of this Certificate, “Premises” shall mean 333 West 34th Street, New York, New York.

2.         No work has been done upon the Premises by the City of New York nor has any demand been made by the City of New York for any such work that may result in charges by the New York City Department of Rent and Housing Maintenance, Emergency Services or charges by the New York City Department for Environmental Protection for water tap closings or any related work.

3.         No inspection fees, permit fees, elevator(s), sign, boiler or other charges have been levied, charged, created or incurred against the Premises that may become a tax or other lien pursuant to Section 26-128 (formerly Section 643a-14.0) of the Administrative Code of the City of New York, as amended by Local Laws 10 of 1981 and 25 of 1984, and Section 27-4029.1 of the Administrative Code of the City of New York as amended by LL 43 (1988) or any other section of law.

4.         No bankruptcy or insolvency proceedings have been commenced by or against Seller.

5.         Each of the tenants of the Premises are in possession as tenants only. No such tenant has any option to purchase any of the Premises or right of first refusal to purchase same.

[Signature page follows immediately]

Exhibit 8(A)(xvi)-1

333W34 SLG Owner LLC
a Delaware limited liability company

By:
Name:
Title:

Sworn to before me this

____ day of ________, 2013

Notary Public

Exhibit 8(A)(xvi)-2

EXHIBIT 8(A)(xx)

Form of Assignment and Assumption of Surviving Contracts

THIS ASSIGNMENT AND ASSUMPTION OF SURVIVING CONTRACTS (this “Assignment”), made as of the ___ day of ______, 2013, between 333W34 SLG Owner LLC, a Delaware limited liability company having an address c/o SL Green Realty Corp., 420 Lexington Avenue, New York, New York 10170 (“Assignor”), for and in consideration of the sum of Ten and No/100 Dollars ($10.00) and other good and valuable consideration to it in hand paid by ARC NY333W3401, LLC, a Delaware limited liability company having an address c/o American Realty Capital, 405 Park Avenue, 15th floor, New York, New York 10022 (“Assignee”), the receipt and sufficiency of which are hereby acknowledged, does hereby assign, transfer, and set over unto Assignee, without recourse, representation or warranty (except as expressly set forth herein), all of Assignor’s right, title, and interest in and to all Surviving Contracts (as defined in a certain Sale-Purchase Agreement dated as of June 28, 2013 between the Assignor, as Seller, and the Assignee, as Purchaser (the “Agreement”)) and as more particularly described on Schedule A attached hereto.

1.       Assignee hereby accepts the aforesaid assignment and, from and after the date hereof, assumes and agrees to be bound by and timely perform, observe, discharge, and otherwise comply with each and every one of the agreements, duties, obligations, covenants and undertakings upon the Assignor’s part to be kept and performed under the Surviving Contracts and accruing after the date hereof.

2.       Assignee hereby indemnifies and agrees to hold harmless and defend (with counsel reasonably acceptable to Assignor) Assignor from and against any and all liabilities, claims, demands, obligations, assessments, losses, costs, damages and expenses of any nature whatsoever (including, without limiting the generality of the foregoing, reasonable attorneys’ fees and court costs) which Assignor may incur, sustain, or suffer, or which may be asserted or assessed against Assignor on or after the date hereof, arising out of, pertaining to or in any way connected with the obligations, duties, and liabilities under the Surviving Contracts or any of them, arising from and after the date hereof.

3.       This Assignment shall be binding upon, enforceable by and shall inure to the benefit of the parties hereto and their respective successors and assigns.

4.       Neither this Assignment nor any term, provision, or condition hereof may be changed, amended or modified, and no obligation, duty or liability of any party may be released, discharged or waived, except in a writing signed by all parties hereto.

5.       This Assignment may be signed in multiple counterparts which, when taken together and signed by all parties and delivered to any other party hereto, shall constitute a binding Assignment between the parties.

6.       This Assignment shall be governed by and construed in accordance with the laws of the State of New York without reference to conflicts of laws principles.

[Signature page follows immediately]

Exhibit 8(A)(xx)-1

IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment as of    [_____], 2013.

Assignor:

333W34 SLG Owner LLC
a Delaware limited liability company

By:
Name:
Title:

Assignee:

ARC NY333W3401, LLC
a Delaware limited liability company

By:
Name:
Title:

Exhibit 8(A)(xx)-2

SCHEDULE A

Exhibit 8(A)(xx)-3

EXHIBIT 9(D)(ii)(a)

Affidavit of Offeree

OFFEREE’S AFFIDAVIT IN SUPPORT OF APPLICATION FOR A “NO-ACTION LETTER”

STATE OF NEW YORK	)
	)	ss.:
COUNTY OF NEW YORK	)

__________________, being duly sworn, deposes and says as follows:

1.         I am [TITLE] and an authorized signatory of ARC NY333W3401, LLC (the “Offeree”), a limited liability company organized under the laws of the State of Delaware having an address c/o American Realty Capital, 405 Park Avenue, 15th floor, New York, New York 10022. I make this affidavit (“Affidavit”) in the foregoing capacity.

2.         Offeree submits this Affidavit to the New York State Department of Law (the “DOL”) in support of the application (the “Application”) made by 333W34 SLG Owner LLC (the “Offeror”), a Delaware limited liability company having an address c/o SL Green Realty Corp., 420 Lexington Avenue, New York, New York 10170, requesting the issuance of a “no-action letter” or similar advice (either a “No-Action Letter”) in connection with the proposed sale of condominium units as more particularly described herein. Upon information and belief, Offeror is the fee owner of each of the condominium units designated as Unit A, Unit B and Unit C of the condominium known as The 333 West 34th Street Condominium located at 333 West 34th Street, New York, New York as more particularly described on the tax map of the Borough of Manhattan as Block 758, Lots 1001, 1002 and 1003 (collectively, the “Property”).

Exhibit 9(D)(ii)(a)-1

3.         Upon information and belief, the Property was submitted to a condominium regime pursuant to a No-Action Letter issued by the DOL on February 16, 2010 (NA10-0025), and a Declaration of Condominium dated February 17, 2010, and recorded on February 24, 2010 in the Register’s Office in CRFN 2010000064661, as amended by that certain First Amendment, dated as of March 1, 2011, and recorded in the Register’s Office on June 6, 2013 in CRFN 2013000225798.

4.         Offeree, as purchaser, and Offeror, as seller, entered into that certain Sale-Purchase Agreement, dated as of June 28, 2013, to purchase the Property.

5.         Offeree understands that no offering literature other than as required by the No-Action Letter will be provided to Offeree. Offeree acknowledges that if this transaction had constituted a public offering within the meaning of General Business Law Article 23-A, it would be entitled to certain rights and protections pursuant to such Article. Offeree is represented by counsel, is highly sophisticated, will not benefit from and has no need for any information that would be provided in an offering plan for condominium ownership of the Property, and is conducting its own due diligence investigation with respect to the contemplated transaction.

[Signature page follows immediately]

Exhibit 9(D)(ii)(a)-2

OFFEREE:

ARC NY333W3401, LLC
a Delaware limited liability company

By:
Name:
Title:

Sworn to before me this

____ day of ________, 2013

Notary Public

Exhibit 9(D)(ii)(a)-3

EXHIBIT 9(D)(ii)(b)

Affidavit of Offeror

OFFEROR’S AFFIDAVIT IN SUPPORT OF NO-ACTION LETTER

STATE OF NEW YORK	)
	)	ss.:
COUNTY OF NEW YORK	)

__________________, being duly sworn, deposes and says upon information and belief:

1.         I am the [TITLE] and authorized signatory of 333W34 SLG Owner LLC, a Delaware limited liability company having an address c/o SL Green Realty Corp., 420 Lexington Avenue, New York, New York 10170 (the “Offeror”). I make this affidavit (“Affidavit”) in the foregoing capacity.

2.         Offeror submits this Affidavit in support of its application (the “Application”) requesting the issuance of a “no-action letter” or similar advice (either, a “No-Action Letter”) in connection with the proposed sale of condominium units as more particularly described herein.

3.         Offeror is the fee owner of all of the condominium units (the “Units”) which are designated as Unit A, Unit B and Unit C of the condominium known as The 333 West 34th Street Condominium located at 333 West 34th Street, New York, New York as more particularly described on the tax map of the Borough of Manhattan as Block 758, Lots 1001, 1002 and 1003 (collectively, the “Property”).

4.         The Property was submitted to a condominium regime pursuant to a No Action Letter issued by the New York State Department of Law on February 16, 2010 (NA10-0025) and a Declaration of Condominium dated February 17, 2010, and recorded on February 24, 2010 in the Register’s Office in CRFN 2010000064661, as amended by that certain First Amendment, dated as of March 1, 2011, and recorded in the Register’s Office on June 6, 2013 in CRFN 2013000225798.

Exhibit 9(D)(ii)(b)-1

5.         Offeror, as seller, and Offeree, as purchaser, entered into that certain Sale-Purchase Agreement, dated as of June 28, 2013, to purchase the Property.

6.         This Application is being made in order to permit Offeror to convey title to the Property as more particularly described above.

7.         No transfer of the Property or the Units will be made to members of the public unless pursuant to the procedures outlined in the application and this Affidavit, and no public offering will be made of any of the Units unless pursuant to a new no-action application or filed offering plan.

8.         To the best of my knowledge, except as otherwise set forth on Exhibit A attached hereto, neither Offeror nor any of its principals have participated, within the preceding five years, in any other application for a no-action letter, nor have they made any other offerings which are not pursuant to an offering plan filed with the Department of Law.

9.         Offeror respectfully requests the Department of Law to issue a No-Action Letter stating that it will not take any enforcement action because the transaction described in this application does not require, and may be consummated without, the filing of an offering plan in compliance with Section 352-e of the General Business Law.

[Signature page follows immediately]

Exhibit 9(D)(ii)(b)-2

OFFEROR:

333W34 SLG OWNER LLC
a Delaware limited liability company

By:
Name:
Title:

Sworn to before me this

____ day of ________, 2013

Notary Public

Exhibit 9(D)(ii)(b)-3

Exhibit A

1.         No Action Letter issued by the New York State Department of Law on February 16, 2010 (NA10-0025)

Exhibit 9(D)(ii)(b)-4

EXHIBIT 10

Form of Estoppel Certificate

TENANT ESTOPPEL CERTIFICATE

THIS TENANT ESTOPPEL CERTIFICATE (this “Certificate”) is made this ___day of ____________, 2013, by _______________________ (“Tenant”), to and for the benefit of 333W34 SLG Owner LLC (“Landlord”).

STATEMENT OF FACTS:

The Tenant is the tenant under that certain lease, dated as of «LeaseDated», [as amended by «AmendDate1»] ([as so amended,] the “Lease”), covering certain premises designated as <<Space>> located at 333 West 34th Street, New York, New York (the “Building”), as more particularly defined and described in the Lease (the “Leased Premises”); and

NOW, THEREFORE, Tenant hereby certifies as follows:

1.         The Lease has not been amended, modified or supplemented (except as stated above), is in full force and effect and represents the entire agreement between Landlord and Tenant as to Tenant’s interest in the Building and the Leased Premises.

2.         The Lease has been guaranteed by ___________ (the “Guarantor”) and such guaranty is in full force and effect [If no guarantor, then this section to be deleted].

3.         The fixed annual rent currently payable under the Lease (excluding electricity charges) is $__________ per annum ($ <<Monthly Rent>> per month).

4.         Fixed annual rent payable under the Lease has been paid through «LastRentPaidDate». Tenant is current in the payment of additional rent due and payable under the Lease. No such rents, additional rents, or other similar sums or charges have been paid for more than one (1) month in advance of the due date thereof.

5.         The commencement date for the Lease occurred on «LeaseCommence», and the scheduled expiration date for the Lease is «LeaseExpire».

6.         The security deposit currently being held by Landlord under the Lease, whether in the form of cash or otherwise, is «DepPd»«TtlDep»«LC».

7.         Tenant has not asserted any claim that Landlord is in default of any material obligations under the Lease, and Tenant has no offsets, defenses, claims, or counterclaims to the payment of rent or other sums, or the performance of any of Tenant’s other obligations, under the Lease.

8.         All base building and other tenant improvement work to be performed by Landlord under the Lease has been substantially completed in accordance with the Lease, and all payments due to Tenant under the Lease as a landlord contribution towards Tenant’s work has been paid in full except as follows: «Work». [To be deleted if there is no contractual obligation to perform work and/or make any landlord contribution.]

Exhibit 10-1

9.         Tenant has no right to purchase the Building or any part thereof or any interest therein by right of refusal, rights of first offer or option or other similar right to purchase. Tenant has no right to lease other space in the Building or renew the Lease except as set forth in the Lease.

10.         No actions, whether voluntary or otherwise, are pending against Tenant [or Guarantor] under the bankruptcy laws of the United States or any state and there are no claims or actions pending against Tenant [and/or Guarantor] which if decided against Tenant [and/or Guarantor] would materially and adversely affect Tenant’s [or Guarantor’s] financial condition or ability to perform Tenant’s [and/or Guarantor’s] obligations under, or in respect of, the Lease.

11.         This certificate has been duly authorized, executed and delivered by Tenant.

Tenant acknowledges and agrees that this certificate may be relied upon by, and shall inure to the benefit of, Landlord, any purchaser of the Building or Landlord’s interest therein, any lenders to the owners of the Building or any purchaser thereof and to any of the owners’ or such purchasers’ constituent entities, and the successors and/or assigns of any of the foregoing.

IN WITNESS WHEREOF, Tenant has executed this Certificate as of the date above first written.

«Tenant»

By:
Name:
Title:

Exhibit 10-2

EXHIBIT 16(A)(iii)

Rent Arrearages

Aged Receivable

DB Caption: SLG (Live)	Property: 333rop Status:	Current Age As Of: 06/30/2013 Post To: 06/2013	Summary By: Tenant
Property	Lease	Name	Status	31-60 Owed	61-90 Owed	Over 90 Owed
333rop - 333 West 34th Street
333rop - 333 West 34th Street	mtawobsc	The Metropolitan Transportation Authority	Current	0.00	0.00	0.00
333rop - 333 West 34th Street	mtawocc	The Metropolitan Transportation Authority	Current	0.00	0.00	0.00
333rop - 333 West 34th Street	samash	Sam Ash New York Megastores LLC	Current	0.00	0.00	0.00
333rop - 333 West 34th Street	segal23	The Segal Company (Eastern States), Inc.	Current	326.94	0.00	0.00
333rop - 333 West 34th Street	mta6	The Metropolitan Transportation Authority	Current	0.00	0.00	0.00
333rop - 333 West 34th Street	godiva	Godiva Chocolatier Inc.	Current	-310.67	1,137.16	3,784.67
333rop - 333 West 34th Street				16.27	1,137.16	3,784.67

Grand Total				16.27	1,137.16	3,784.67

Exhibit 16(A)(iii)-1

EXHIBIT 16(A)(iv)

Tenant Deposits

Unit	Tenant	Cash	Letter of Credit
600,701	Godiva Chocolatier, Inc.	N/A	$1,480,150.00

Exhibit 16(A)(iv)-1

EXHIBIT 16(A)(v)

Union Employees and Union Agreements

Day Staff Name	Union (1)	Position (2)
Edouard, Archange	32BJ	Porter
Isaac, Sheryl	32BJ	Matron
Lam, Wing	32BJ	Head Day Porter
Metaliaj, Lindita	32BJ	Porter

Fay, Robert	Local 94	Engineer's Helper
Mathura, Udnauth	Local 94	Chief Engineer
Jacobson, James	Local 94	Engineer's Helper
Grant, Ernest	Local 94	Engineer

Night Staff Name	Union	Position
Calderon, Gerardo	32BJ	Porter
Doleo, Geudy	32BJ	Porter
Dominguez, Ana	32BJ	Cleaner
Doung, Sahoen	32BJ	Cleaner
Elena, Cecilia	32BJ	Cleaner
Gallo, Gladys	32BJ	Cleaner
Gaviria, Juan	32BJ	Cleaner
Kukic, Husein	32BJ	Night Foreman
Lu, Chen Xing	32BJ	Cleaner
Williams, Ana	32BJ	Cleaner

Security Guards Name	Union(1)	Position(2)
Albertelli, John	32BJ	Lobby Desk
Bartlett, Kadien	32BJ	Lobby Desk
Chisolm, Genell	32BJ	Loading Dock
Chrysostome, Nadege	32BJ	Lobby Desk
Moran, Mike	32BJ	Lobby Desk
Paul, Swapan	32BJ	Rover
Rawlins, Desiree	32BJ	Lobby Desk
Wakeman, Gricely	32BJ	Rover
Wiley, Bernard	32BJ	Rover

(1)	Union – 32BJ, Local 94 or N/A

(2)	Position – Chief Engineer, Engineer, Engineer’s Helper, Super, Porter, Cleaner, etc.

Exhibit 16(A)(v)-1

Union Agreements

1.	2011 Engineer Agreement between Realty Advisory Board on Labor Relations, Incorporated and Local 94-94A-94B International Union of Operating Engineers AFL-CIO, effective January 1, 2011 to December 31, 2014.

Central Pension Fund of the International Union of Operating Engineers and Participating Employers

2.	2012 Commercial Building Agreement between Local 32BJ Service Employees International Union and The Realty Advisory Board on Labor Relations, Inc., effective January 1, 2012 to December 31, 2015.

Building Service 32BJ Pension Plan

Exhibit 16(A)(v)-2

EXHIBIT 16(A)(vi)

Service Contracts

Service Contract	Vendor	Global (Y / N)
BMS Maintenance	Siemens Building Technologies	N
Class E Maintenance	Firecom - Case Acme	N
Electrician Services	Knight Electrical	N
Elevator Media Services	Captivate Network	N
Fire Alarm - Central Station Monitoring	AFA	N
Generator Maintenance	Atlantic Detroit Diesel	N
Copier & Fax Lease	Canon	N
Security (CCTV, Turnstiles, Keycard System)	Classic Security	N
Water Management (Cooling Tower)	Tower Water Management	N
Electric Purchasing	Hess Corp	N
Class E Testing/Inspection	Metro Fire Safety	Y
Visitor Management System	Workspeed	Y
Cleaning Contract	First Quality Maintenance	Y
Elevator Maintenance	PS Marcato	Y
Elevator Consultant	Boca Group International	Y
Fire Drills	Croker Fire Drills	Y
Lobby Plants	Cambridge Floral Designs	Y
Metal Marble Maintenance	Platinum Maintenance	Y
Rubbish Removal	IESI NY Corporation	Y
Security Guards	AlliedBarton Security	Y
Submeter Reading	SourceOne	Y
Tank Cleaning	Isseks Bros. Inc.	Y
Fire Extinguisher Maintenance	Total Fire Protection	Y
Messenger Center	Bright Star Messenger Center	Y
Tenant Handbook	The Electronic Tenant Handbook	Y
Tenant Service Request System	Workspeed	Y
Uniforms	W.H. Christian	Y
Utility Consultant	McEnergy	Y

Exhibit 16(A)(vi)-1

EXHIBIT 16(A)(xii)

Pending Litigation

Claim	Description	Claimant
JHOC-0411A1	WHILE IN THE FREIGHT ELEVATOR TELEPHONE CABINET FELL ON EMPLOYEE OF CRETIVE TRUCKING	PETRAGLIA, ANTHONY

Note: Covered by Insurance

Exhibit 16(A)(xii)-1

EXHIBIT 16(A)(xiv)

Open Tax Certiorari Proceedings

Tax Year	Petitioner	Index No.
2010/11	333W34 SLG OWNER LLC	252854
2011/12	333W34 SLG OWNER LLC	251958
2012/13	333W34 SLG OWNER LLC	252723

Exhibit 16(A)(xiv)-1

EXHIBIT 16(A)(xviii)

Leasing Costs

Leasing Commissions
Tenant	Desc.	Remaining Balance
MTA	C&W -Tenant Team	145,422.50	(1)
MTA	C&W -Agency	87,253.50	(1)
Total		232,676.00

Tenant Improvements/Work Allowances
Tenant	Desc.	Remaining Balance
Sam Ash	Work Allowance	$99,952.43
MTA	Remaining Discretionary Concession	166,752.50
MTA	Additional Discretionary Concession	145,422.50	(1)
Total		$412,127.43

(1) To be paid if and when due under the MTA lease.

Exhibit 16(A)(xviii)-1